Exhibit 10.2

LEASE AGREEMENT

by and between

(“Landlord”)

and

GSI TECHNOLOGY, INC.

(“Tenant”)

______________, 2024

Property:

1213 Elko Drive, Sunnyvale, California

i

ii

EXHIBITS

Exhibit A – Premises

Exhibit B – Reserved

Exhibit C – Operating Expenses Exclusions

Exhibit D – Form of Lease Memorandum

iii

LEASE AGREEMENT

THIS LEASE AGREEMENT (this “Lease”) is made and entered into this              day of __________, 2024 (the “Effective Date”), by and between ________________________, a _______________________________ (“Landlord”) and GSI TECHNOLOGY, INC., a Delaware corporation (“Tenant”).

R E C I T A L S

A.            WHEREAS, this Lease is being entered into by and between Landlord and Tenant in connection with and as a material portion of the consideration under that certain Purchase and Sale Agreement with Escrow Instructions dated as of _________________ ______, 2024 (as may be amended and/or modified from time to time, the “Purchase Agreement”), pursuant to which D.R. Stephens & Company, LLC, a California limited liability company and affiliate of Landlord, as buyer, has agreed to purchase from Tenant, as seller, all of Tenant’s right, title and interest in and to the Building (as defined below), as more particularly set forth in the Purchase Agreement.

B.            WHEREAS, the parties acknowledge that Tenant is the current occupant of the Premises (as defined below) as of the date of this Lease. This Lease will be effective as of the Closing Date (as defined in the Purchase Agreement).

NOW, THEREFORE, in consideration of the foregoing Recitals (which are incorporated herein by this reference) and the Rent (as defined below) hereinafter reserved, for the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant mutually agree as follows:

ARTICLE 1
DEFINITIONS

Lease Specific

1.1          Building. A building which comprises approximately 44,277 square feet of rentable area (“RSF”) and located at 1213 Elko Drive, Sunnyvale, California (the “Building”). Landlord may adjust the RSF of the Building if there is manifest error, addition or subtraction to the Building, remeasurement or other circumstance reasonably justifying adjustment, and the terms and provisions of this Lease impacted by such adjustments shall be modified accordingly; provided, however, that in no event shall Tenant’s payment obligations under this Lease (including, without limitation, all Rent amounts) be adjusted during the Term of this Lease (including any extensions thereof).

1.2          Premises. Landlord and Tenant have agreed that the Premises comprises of the Building, as more particularly designated on Exhibit A, together with non-exclusive use of all easements, rights and appurtenances to the Building. Neither party shall have the right to remeasure the rentable square footage of the Premises or the Building during the initial Term or any extensions thereof.

1.3           Term. One hundred and twenty (120) months following the Lease Commencement Date, as more particularly defined in Section 2.1.

1.4           Base Rent. Initially, for the first twelve (12) months of the Term, $2.05 per square foot of total rentable area, subject to annual increases as set forth in Section 3.1 below.

1.5           Base Rent Annual Escalation Percentage. Three percent (3%).

1.6           Security Deposit. $90,768.00

1.7           Brokers. Newmark Knight Frank, as agent of Tenant

1.8           Tenant Notice Address.

1213 Elko Drive
Sunnyvale, CA 94089
Attention: Douglas Schirle

with a copy to:

DLA Piper LLP (US)
3203 Hanover Street, Suite 100
Palo Alto, CA 94304-1123
Attn: Heather Srimal & Ben Griebe

1.9           Landlord Notice Address.

c/o D.R. Stephens & Company, LLC

601 California Street, Suite 1710
San Francisco, CA 94108
Attention: Lane Stephens

with a copy to:

Lubin Olson & Niewiadomski LLP

The Transamerica Pyramid

600 Montgomery Street, 14th Floor

San Francisco, CA 94111

Attn: Paul J. Niewiadomski, Esq.

1.10         Landlord Payment Address.

c/o D.R. Stephens & Company, LLC

601 California Street, Suite 1710
San Francisco, CA 94108

1.11        Building Hours. Subject to the terms of the Lease, Tenant shall have exclusive use of, and access to, the Building and parking 24 hours per day, every day of the year.

1.12        Tenant’s Share. 100%

1.13        Parking. As more particularly set forth in Article 30 hereof.

General

1.14         Alterations. Any improvements, alterations, fixed decorations or modifications, structural or otherwise, to the Premises, the Building or the Land, including the installation or modification of carpeting, partitions, counters, doors, air conditioning ducts, plumbing, piping, lighting fixtures, wiring, hardware, locks, ceilings and window and wall coverings.

1.15        Default Rate. That rate of interest which is five (5) percentage points above the annual rate of interest which is publicly announced by Bank of America or its successor entity, if applicable (“Bank of America”), from time to time as its “prime” rate of interest, irrespective of whether such rate is the lowest rate of interest charged by Bank of America to commercial borrowers. In the event that Bank of America ceases to announce such a prime rate of interest, Landlord, in Landlord’s reasonable discretion, shall designate the prime rate of interest by another bank located in the San Francisco/San Jose, California area, which shall be the prime rate of interest used to calculate the default rate.

1.16        Land. The real property located at 1213 Elko Drive, Sunnyvale, California and referenced as APN# 104-32-029 in Santa Clara County, California.

1.17        Lease Commencement Date. The Closing Date (as defined in the Purchase Agreement).

1.18        Mortgages. All mortgages, deeds of trust and similar security instruments which may now or in the future encumber or otherwise affect the Building or the Land, including mortgages related to both construction and permanent financing. “Mortgagees” shall denote those persons and entities holding such mortgages, deeds of trust and similar security instruments.

1.19        Operating Expenses. All costs and expenses incurred by Landlord during the applicable calendar year in managing, operating and maintaining the Building, the Parking Area and the Land, as reasonably determined by Landlord. Such costs and expenses shall include, without limitation, as applicable (and without any obligation on Landlord to provide any of the following delineated items), the cost of water, gas, sanitary sewer, storm sewer, electricity and other utilities, trash removal, telephone services, insurance, janitorial services and supplies, security services, the cost of electricity for the Parking Area, labor costs (including social security taxes and contributions and fringe benefits), charges under maintenance and service contracts (including chillers, boilers, elevators, window and security services), heating and air conditioning, management fees (not to exceed the lesser of two percent (2%) of total gross Building revenues for any calendar year), business taxes, license fees, public space and vault rentals and charges, costs, charges and other assessments made by or for any entity operating a business improvement district in which the Building is located, assessments, dues, expenses, and the cost of any equipment or services provided by Landlord in connection with the servicing, operation, maintenance, repair and protection of the Building and the Land and related exterior appurtenances. Operating Expenses shall include the cost of capital improvements made by Landlord to manage, operate or maintain the Building, provided that such costs shall be amortized over the useful life of the improvements in accordance with generally accepted accounting principles, and only the portion attributable to the applicable calendar year shall be included in Operating Expenses for such calendar year; such capital improvements shall include, without limitation, and subject to: (a) improvements or building elements added to the Building which will increase the efficiency of the Building (i.e., are reasonably anticipated by Landlord to reduce Operating Expenses as they relate to the item which is the subject of the capital expenditure or to reduce the rate of increase in the Operating Expense which relates to the item which is the subject of the capital expenditure from what it otherwise may have been reasonably anticipated to be in the absence of such capital expenditure), (b) improvements, which if relate to an item that is a capital expenditure that is being replaced, such item shall be at the end of its useful life in accordance with generally accepted accounting principles and the required repairs to such capital expenditure would exceed the cost of replacement, and (c) improvements which are required to comply with the requirements of any Applicable Laws (as hereinafter defined in Article 5), or insurance or utility company requirements; provided however, unless otherwise approved by Tenant in writing or if required to comply with the requirements of any Applicable Laws, or insurance or utility company requirements, no capital improvements shall be replaced during the first twelve (12) months of the Term. Operating Expenses shall not include the expenses set forth on Exhibit C attached hereto and made a part hereof.

Tenant shall obtain in its own name and pay directly to the appropriate supplier the cost of all utilities serving the Premises.

1.20        Real Estate Tax Expenses. All (1) real estate taxes, arena taxes, solid waste taxes and related charges, front foot benefit charges, special user fees, rates, and assessments (including general and special assessments, if any), ordinary and extraordinary, foreseen and unforeseen, which are imposed upon Landlord or assessed against the Building or the Land or Landlord’s personal property used in connection therewith; (2) other present or future taxes or governmental charges that are imposed upon Landlord or assessed against the Building or the Land which are in the nature of or in substitution for real estate taxes, including any tax levied on or measured by the rents payable by tenants of the Building, all taxes and assessments for public improvements or any other purpose and any gross receipts or receipts or similar taxes; and (3) expenses (including reasonable attorneys’ and consultants’ fees and court costs) incurred in reviewing, protesting or seeking a reduction of real estate taxes, whether or not such protest or reduction is ultimately successful. Subject to the foregoing, Real Estate Tax Expenses shall not include any inheritance, estate, gift, franchise, corporation, net income or net profits tax assessed against Landlord from the operation of the Building.

1.21        Rent. All Base Rent and Additional Rent.

1.21.1   Base Rent. The amount payable by Tenant pursuant to Section 3.1.

1.21.2   Additional Rent. All sums of money payable by Tenant pursuant to this Lease other than Base Rent, including, without limitation, Tenant’s Share of Operating Expenses and Tenant’s Share of Real Estate Tax Expenses.

1.22        Tenant’s Personal Property. All equipment, furnishings, furniture, business and trade fixtures and/or other movable personal property now or hereafter installed or placed in or on the Premises by and at the expense of Tenant.

1.23        Personal. Except to the extent otherwise set forth in this Lease to the contrary, any extension/renewal and purchase options specifically granted to Tenant under this Lease are personal to the originally named Tenant or a Permitted Transferee and such rights may not be transferred to an assignee or subtenant pursuant to an assignment of this Lease or a sublease.

1.24         Actual Cost. Actual Cost shall mean the incremental out-of-pocket extra costs incurred by Landlord in acquiring property or providing a service without a markup for profit, overhead or general conditions.

ARTICLE 2
TERM

2.1            Term of Lease. The term of this Lease (the “Term”) shall commence on the Lease Commencement Date and shall terminate at Midnight on the last day of the one hundred twentieth (120th) month after the Lease Commencement Date, or such earlier date on which this Lease is terminated pursuant to the provisions of this Lease (the “Lease Expiration Date”).

2.2            Force Majeure. As used in this Lease, “Force Majeure” shall mean any delay caused by any event(s) beyond the reasonable control of a party and acts of nature (including, but not limited to, fire, flood, earthquake, storm, hurricane or other natural disaster), war, invasion, act of foreign enemies, hostilities (whether war is declared or not), civil war, rebellion, revolution, insurrection, military or usurped power or confiscation, terrorist activities, nationalization, government sanction, blockage, embargo, shortage of materials, interruption or failure of power sources, strikes, labor disputes, delays in either party receiving permits because of delays in the permitting office not caused by such party’s plans not being correctly submitted by Tenant, unavoidable casualty, or other similar or dissimilar events outside of such party’s control, but in each case excluding causes delaying the payment of Rent due and payable hereunder. Notwithstanding the foregoing, if any work performed by Tenant, Tenant’s contractors and/or subcontractors results in a strike, lockout and/or labor dispute, such strike, lockout and/or labor dispute shall not be deemed Force Majeure upon which Tenant may rely for purposes of this Lease. Under no circumstances shall the non-payment of Rent or a failure attributable to a lack of funds be deemed to be (or to have caused) an event of Force Majeure.

ARTICLE 3
RENT

From and after the Lease Commencement Date, Tenant shall pay to Landlord Base Rent and Additional Rent as are set forth in this Article 3 and in Article 4 below.

3.1          Base Rent. Base Rent shall equal the following amounts:

Time Period (Months)	Base Rent Per Square Foot Per Annum	Monthly Base Rent	Base Rent Per Annum*
1 – 12	$2.05	$90,768	$1,089,214
13 – 24	$2.11	$93,491	$1,121,891
25 – 36	$2.17	$96,296	$1,155,547
37 – 48	$2.24	$99,184	$1,190,214
49 – 60	$2.31	$102,160	$1,225,920
61 – 72	$2.38	$105,225	$1,262,698
73 – 84	$2.45	$108,382	$1,300,579
85 – 96	$2.52	$111,633	$1,339,596
97 – 108	$2.60	$114,982	$1,379,784
109 – 120	$2.67	$118,431	$1,421,177

*            Based on twelve (12) full calendar months (provided, however, as provided below, the first Lease year may not include twelve (12) full calendar months).

Tenant shall pay Base Rent to Landlord in equal monthly installments (“Monthly Base Rent”) in advance on the first day of each calendar month during the Term, without notice, demand, set-off or deduction; provided, that the first monthly installment of Base Rent shall be paid on or prior to the Closing Date (as defined in the Purchase Agreement). If the Lease Commencement Date occurs on a date other than the first day of a calendar month, the partial month in which the Lease Commencement Date occurs shall be the first (1st) Lease month for purposes of determining the duration of the Term and for purposes of determining the Monthly Base Rent rate applicable for such partial month (and Monthly Base Rent for such first (1st) Lease month shall be reduced based on the actual number of days in said partial month in which the Lease Commencement Date occurs).

3.2           Payment. All Base Rent and Additional Rent due and payable to Landlord under this Lease shall be paid by check or wire transfer to Landlord at the Landlord Payment Address, or as otherwise directed by Landlord from time to time. Payments of Rent (other than in cash), if initially dishonored, shall not be considered rendered until ultimately honored as cash by Landlord’s depository. Except as expressly set forth otherwise in this Lease, Tenant will pay all Rent to Landlord without demand, deduction, set-off or counter-claim.

3.3           Late Fee. It is agreed between the parties that late payment by Tenant of Base Rent, Additional Rent, or any other sum due hereunder will cause Landlord to incur costs not contemplated by this Lease, such costs to include, without limitation, processing and accounting charges, loss of use of funds, and unforeseen advancements by Landlord for mortgages and other financing costs. In the event of any such late payments by Tenant (i) it would be impracticable or extremely difficult to determine and fix the actual damages suffered by Landlord, and (ii) the charges hereinbelow set forth are, as of the date hereof, a fair and reasonable estimate of Landlord’s damages. If Tenant shall fail to pay in full any payment of Base Rent or Additional Rent when due under this Lease, then (i) Tenant shall pay to Landlord as Additional Rent, upon Landlord’s demand therefor, a late charge equal to the greater of (A) $500 and (B) ten percent (10%) percent of the amount of the payment that is not paid when so due, and (ii) for so long as such amount remains outstanding on the first day of each calendar month thereafter, Tenant shall pay a monthly late charge equal to the greater of (A) $500 and (B) ten percent (10%) of said outstanding amount for each such month not paid, until the outstanding Rent has been fully paid. Notwithstanding the foregoing, the late charge referenced above shall not be charged with respect to the first occurrence (but may be charged with respect to any subsequent occurrence) during any twelve (12) month period that Tenant fails to make payment when due, until three (3) business days after Landlord delivers written notice of such delinquency to Tenant. Nothing herein contained shall be intended to violate any Applicable Law and in all instances all such late charges shall be automatically reduced to any maximum applicable legal charge or rate allowable. The provisions of this Section 3.3 are in addition to all other rights and remedies available to Landlord for nonpayment of Base Rent or Additional Rent.

3.4          REIT/UBTI. Landlord and Tenant agree that no rental or other payment for the use or occupancy of the Premises is or shall be based in whole or in part on the net income or profits derived by any person or entity from the Building or the Premises. Tenant further agrees that it will not enter into any sublease, license, concession or other agreement for any use or occupancy of the Premises which provides for a rental or other payment for such use or occupancy based in whole or in part on the net income or profits derived by any person or entity from the Premises so leased, used or occupied.

3.5           Security Deposit. Contemporaneously with the execution of this Lease by Tenant, Tenant shall pay to Landlord the Security Deposit, which shall be held by Landlord to secure Tenant’s performance of its obligations under this Lease. The Security Deposit shall be held by Landlord as security for the faithful performance of Tenant of all the terms, covenants and conditions of this Lease to be kept and performed by Tenant during the Term. If at any time during the Term, any Rent or other sum payable by Tenant to Landlord under this Lease shall be overdue and unpaid, Landlord may, at its option, appropriate and apply any portion of the Security Deposit to the payment of any such overdue Rent or other sum. In the event of the failure of Tenant to keep and perform all of the terms, covenants and conditions of this Lease to be kept and performed by Tenant, subject to all applicable notice and cure periods, then at Landlord’s option, Landlord may appropriate and apply the entire Security Deposit, or so much thereof as may be necessary, to pay past due Rent, lost future Rent, and/or to compensate Landlord for any and all loss or damage sustained or suffered by Landlord, due to any breach by Tenant under this Lease. Should the entire Security Deposit, or any portion thereof, be appropriated and applied by Landlord for the payment of Rent or any sums due and payable, Tenant shall, upon the written demand of Landlord, immediately remit to Landlord a sufficient amount of funds in cash to restore the Security Deposit to the original sum, and Tenant’s failure to do so within five (5) business days after receipt of such demand shall constitute a default by Tenant. Landlord shall, within forty-five (45) days after expiration of the Term or early termination of this Lease, return to Tenant the portion of the Security Deposit remaining after deducting all damages, charges and other amounts (including, without limitation, Rent) not paid by Tenant to the extent required under this Lease. Landlord and Tenant agree that such deductions shall include, without limitation, all damages and losses that Landlord has suffered or that Landlord reasonably estimates that it will suffer to the extent caused by any breach of this Lease by Tenant. Tenant acknowledges that this Security Deposit is not prepaid Rent and shall not be applied by Tenant to the payment of Rent. Unless required otherwise by applicable Law, the Security Deposit may be commingled with other funds, and no interest shall be paid thereon. In the event that Landlord transfers the Security Deposit to Landlord’s successor in interest, Landlord shall be discharged from any further liability with respect to the Security Deposit, provided such successor in interest has assumed, in writing, all of Landlord’s obligations under this Lease from and after the effective date of such transfer. It is expressly agreed that the Security Deposit is to secure the obligations under this Lease, including without limitation the payment of Rent for the balance of the Term, and the Security Deposit is not subject to return as a deposit pursuant to California Civil Code Section 1950.7.

ARTICLE 4
ADDITIONAL RENT

4.1           Sales, Use or Other Taxes or Traffic Mitigation Charges. If during the Term any governmental authority having jurisdiction over the Building or the Land levies, assesses or imposes any mandatory traffic mitigation charge or any tax on this Lease, Landlord, the Premises, the Building or the Land or the Rents payable hereunder, in the nature of a sales tax, use tax or any other tax except (i) taxes on Landlord’s income, (ii) estate or inheritance taxes, or (iii) Real Estate Tax Expenses, then Tenant shall pay Tenant’s Share of any such tax or traffic mitigation charge to Landlord within fifteen (15) days after receipt by Tenant of notice of the amount of such tax or traffic mitigation charge.

4.2           Operating Expenses and Real Estate Tax Expenses. Commencing on the Lease Commencement Date, in addition to all other Rent set forth herein, for each calendar year during the Term, Tenant shall pay to Landlord as Additional Rent an amount equal to Tenant’s Share of Operating Expenses and an amount equal to Tenant’s Share of Real Estate Tax Expenses; provided, however, that for the calendar years during which the Term begins and ends, Tenant’s Share of Operating Expenses and Tenant’s Share of Real Estate Tax Expenses shall be prorated based upon the greater of: (i) the number of days during such calendar year that this Lease is in effect, or (ii) the number of days that Tenant actually occupies the Premises or any portion thereof.

4.3           Statements. For the calendar year which includes the Lease Commencement Date, and for each calendar year thereafter during the Term, Landlord shall deliver to Tenant a statement (listing each category of expense) (a “Statement”) estimating Tenant’s Share of Operating Expenses and Tenant’s Share of Real Estate Tax Expenses for such calendar year, which Tenant shall pay in equal monthly installments in advance on the first day of each calendar month during each calendar year. Tenant shall continue to pay such estimated Tenant’s Share of Operating Expenses and Tenant’s Share of Real Estate Tax Expenses until Tenant receives the next such Statement from Landlord, at which time Tenant shall commence making monthly payments pursuant to Landlord’s new Statement. After Tenant’s receipt of a Statement from Landlord specifying Tenant’s Share of estimated Operating Expenses and Tenant’s Share of estimated Real Estate Tax Expenses payable during the calendar year, Tenant shall pay the difference between Tenant’s monthly share of such sums for the preceding months of the calendar year and the monthly installments which Tenant has actually paid for said preceding months. Such amount shall be paid by Tenant to Landlord with the first payment of Additional Rent herein which is due at least thirty (30) days after Tenant’s receipt of such Statement from Landlord.

4.4           Retroactive Adjustments. After the end of the calendar year which includes the Lease Commencement Date, and after the end of each calendar year thereafter during the Term, Landlord shall determine the actual Operating Expenses and Real Estate Tax Expenses for such calendar year, Landlord shall calculate the foregoing sums and Landlord shall provide to Tenant a Statement (listing each category of expense) of Tenant’s Share of Operating Expenses and Tenant’s Share of Real Estate Tax Expenses for the calendar year. Within thirty (30) days after delivery of any such Statement, Tenant shall pay to Landlord (i) any deficiency between the amount shown as Tenant’s Share of Operating Expenses for the calendar year and the estimated payments thereof made by Tenant and (ii) any deficiency between the amount shown as Tenant’s Share of Real Estate Tax Expenses for the calendar year and the estimated payments thereof made by Tenant. Tenant shall be credited with any excess estimated payments toward subsequent Rent payments by Tenant or Landlord shall pay such amount to Tenant if this Lease has terminated.

4.5           Tenant Right To Audit

4.5.1            Provided that Tenant delivers written notice of its intent to audit within one (1) year after receipt of Landlord’s Statement of the actual Tenant’s Share of Operating Expenses and Tenant’s Share of Real Estate Tax Expenses, and completes such audit within two hundred ten (210) days after the date of Tenant’s notice of intent to audit (which two hundred ten (210) day period will be extended for delays caused by Landlord), Tenant shall have the right, at Tenant’s sole cost and expense (except as and to the extent set forth in clause 4.5.5 below), to conduct a reasonably and specifically defined audit of Landlord’s books and records relating to Operating Expenses for the one (1) year immediately preceding the applicable Statement (provided, however, that Tenant shall not have the right to audit the Operating Expenses for any calendar year more than one (1) time) in accordance with the following terms and provisions:

(a)  Tenant is not then in Default under this Lease with respect to payment of Base Rent and Additional Rent.

(b)  Tenant shall have the right to have an employee of Tenant or a Qualified Auditor (as defined below) inspect and copy Landlord’s accounting records at Landlord’s office no more than once per calendar year.

4.5.2            Prior to commencing the audit, Tenant and the auditor shall: (i) provide Landlord with evidence that the auditor is from a nationally or regionally recognized accounting firm or from a lease audit firm having significant experience in the field of pass-through audits for commercial industrial buildings that is not paid on a contingency basis (a “Qualified Auditor”) or is an employee of Tenant; and (ii) if the Qualified Auditor is not an employee of Tenant, each sign a confidentiality letter to be provided by Landlord, consistent with the provisions of this Section 4.5.

4.5.3            The audit shall be limited solely to: (i) confirming that the Operating Expenses reported in Landlord’s Statement for the year audited are consistent with Landlord’s books and records; (ii) confirming that Landlord has reasonable support for the expenses and items of expenses as reported by Landlord; (iii) confirming that Landlord has not accidentally or fraudulently charged the same item of expenses on a duplicate basis to the Building; (iv) confirming that Landlord has not charged any item specifically excluded from Operating Expenses in this Lease; (v) reviewing the procedure for gross-up to confirm that it is consistent with the terms of this Lease relative to such procedures; and (vi) confirming that Tenant has been properly allocated Tenant’s Share of Operating Expenses. The Qualified Auditor or employee shall not make any judgments as to the reasonableness of any item of expense and/or the total Operating Expenses of the Building, nor shall such reasonableness be subject to audit.

4.5.4            If Tenant’s Qualified Auditor or employee finds errors or over charges in Landlord’s Statement, such findings must be promptly reported to both Landlord and Tenant, with full written support for such findings and specific reference to the relevant Lease provisions disqualifying such expenses, if applicable. Landlord shall have a reasonable opportunity to meet with Tenant’s Qualified Auditor or employee to explain its calculation of Operating Expenses, it being the understanding of Landlord and Tenant that Landlord intends to operate the Building as a quality industrial building with services at or near the top of the market, and that the parties shall work in good faith to resolve any discrepancies. If Landlord agrees with said findings, appropriate adjustments shall be made in accordance with clause 4.5.5 below. If Landlord does not agree, either party may institute legal proceedings to have the matter decided by litigation.

4.5.5            If agreed to by Landlord and Tenant or finally adjudicated (in either case, hereinafter referred to as a “Final Finding”) that Landlord has overcharged Tenant, Landlord shall credit Tenant toward the payment of the Base Rent next due and payable under this Lease the amount of such overcharge, and, if the overcharge is in excess of five percent (5%) of the correct amount, Landlord will pay to Tenant its reasonable out-of-pocket, documented costs of the audit and its reasonable attorneys’ fees, not to exceed $10,000 in the aggregate per audit. If the Final Finding determines that Tenant was undercharged, then within thirty (30) days after the Final Finding, Tenant shall reimburse Landlord as Additional Rent the amount of such undercharge.

4.5.6            The results of any audit of Operating Expenses hereunder shall be treated by Tenant, all auditors, and their respective employees and agents as confidential, and shall not be discussed with nor disclosed to any third party.

ARTICLE 5
USE

5.1           Permitted Use. Tenant shall use and occupy the Premises primarily for general industrial purposes and any other legal use that is permitted under the zoning classification for the Building.

5.2           Legal and Other Restrictions of Tenant’s Use. Tenant shall not use or occupy the Premises for any unlawful purpose, or in any manner that will violate the certificate of occupancy for the Premises or the Building, or in any manner that will increase the number of parking spaces required for the Building or its full occupancy as required by Applicable Laws. Tenant shall comply with all present and future laws (including the Americans with Disabilities Act (the “ADA”) (provided, however, if future laws require capital expenditures to the Building in order to comply with the ADA, then Landlord shall perform the same to the extent necessary to comply with the ADA, and the costs of thereof shall be amortized over the useful life, and included in Operating Expenses in accordance with the terms and conditions set forth in Section 1.19 hereof, except in each case to the extent such capital expenditures to the Building are required as a result of Tenant’s particular manner of use or any Alterations performed by or on behalf of Tenant, such capital expenditures shall be performed by Tenant (or at Landlord’s option, by Landlord on behalf of Tenant), at Tenant’s sole cost and expense) and the regulations promulgated thereunder, as the same may be amended from time to time), ordinances (including zoning ordinances and land use requirements), regulations, orders and recommendations (including those made by any public or private agency having authority over insurance rates) of the jurisdiction in which the Building is located and of the federal, municipal and local governments, departments, commissions, agencies and boards having jurisdiction over the Building, and all fire and life safety codes (collectively, “Applicable Laws”) concerning the use, occupancy and condition of the Premises and all machinery, equipment, furnishings, fixtures and improvements therein, all of which shall be complied with in a timely manner at Tenant’s sole expense. If any such Applicable Laws requires an occupancy or use permit or license for the Premises or the operation of the business conducted therein (including a certificate of occupancy or nonresidential use permit), then Tenant shall obtain and keep current such permit or license at Tenant’s expense and shall promptly deliver a copy thereof to Landlord. Use of the Premises is subject to all covenants, conditions and restrictions of record.

ARTICLE 6
CARE OF PREMISES

6.1           Maintenance and Repair of Premises. Tenant shall at its expense keep the interior, non-structural portions of the Premises (including all improvements, fixtures and other property located therein) in good order and repair. Tenant shall maintain all fixtures, furnishings and equipment located in, or exclusively serving, the Premises, shall take good care thereof and make all required repairs and replacements thereto. Tenant shall give Landlord prompt notice of any defects or damage to the structure of, or equipment or fixtures in, the Building or any part thereof. Tenant shall surrender the Premises at the end of the Term in the same condition as they were in on the Lease Commencement Date, ordinary wear and tear, casualties, condemnation and alterations or other interior improvements which it is permitted to surrender at the expiration or early termination of this Lease excepted and in all instances subject to Section 9.3.

6.2           Compliance with Applicable Laws. Except as specifically provided herein to the contrary and unless Tenant elects to take over this responsibility, Landlord shall, at Landlord’s sole cost and expense, which costs and expenses may be included in Operating Expenses, maintain the Building, Building Structure (as hereinafter defined) and Building System (as hereinafter defined) in accordance with all Applicable Laws, including, but not limited to, the ADA, and shall promptly correct any violation thereof following receipt of actual knowledge of such violation, provided that any such non-compliance is not triggered by Tenant’s particular use or Alterations, and Tenant shall only be responsible for costs of compliance to the extent non-compliance is triggered by Tenant’s particular use of the Premises or Alterations.

6.3          Building Structure and Building Systems. Landlord agrees that at all times it will maintain (and shall promptly make any repair following receipt of actual knowledge of the need for such repair) the structural portions of the Building, including the foundation, floor/ceiling slabs, roof, curtain wall, exterior glass and mullions, columns, beams, shafts (including elevator shafts), parking areas, stairs or stairwells, escalators, elevator cabs, plazas, pavement, sidewalks, curbs, entrances, landscaping, art work, sculptures, washrooms, mechanical, electrical and telephone closets, and all public areas (collectively, “Building Structure”) and the mechanical, electrical, life safety, plumbing, sprinkler systems (connected to the core) and HVAC systems (including primary and secondary loops connected to the core) (“Building Systems” and, together with the Building Structure, collectively, the “Base Building”) in good condition and repair, which costs and expenses may be included in Operating Expenses. Notwithstanding anything in this Lease to the contrary, Tenant shall not be required to make any repair to, modification of, or addition to the Building Structure and/or the Building Systems, except to the extent caused by Tenant’s (or its employee’s, agent’s or contractor’s) acts or omissions or triggered by Tenant’s particular use of the Premises or Alterations. Landlord shall have no obligation to make repairs until a reasonable time after Landlord receives written notice from Tenant of the need for such repairs; provided, however, unless Landlord responds to Tenant within one (1) business day following receipt of Tenant’s initial written notice of the need for the applicable repair that Landlord will perform the applicable repair, Tenant shall thereafter have the right to make such repairs upon a second written notice to Landlord, and if Tenant elects to do so, Landlord shall pay Tenant all reasonable out-of-pocket costs and expenses for such repair no later than thirty (30) days after Landlord’s receipt of written notice and copies of all paid invoices therefor documentation evidencing such repairs. Subject to the foregoing, Landlord shall not be liable to Tenant for any failure to make any such repairs, or to perform any maintenance hereunder, and there shall be no abatement of rent and no liability of Landlord by reason of any injury to or interference with Tenant’s business arising from the making of or a failure to make any repairs, alterations or improvements in or to any portion of the Premises or the Building, or in or to fixtures, appurtenances and equipment therein, including, without limitation, any repairs, maintenance, alterations or improvements that are required by Applicable Laws. To the extent allowed by law, Tenant waives the right to make repairs at Landlord’s expense under Sections 1941 and 1942 of the California Civil Code, and the right to terminate the Lease under Section 1932(1) of the California Civil Code, and any other laws, statutes or ordinances now or hereafter in effect of like import.

6.4            “As-Is”. Tenant acknowledges that it is currently in possession of the Premises and that it accepts the Premises in its “AS IS” condition, with no representations or warranties by Landlord of any kind as to the condition of the Premises, including whether it complies with applicable laws, such as those related to handicap access, or its suitability for any particular use and Landlord shall not be obligated to reimburse Tenant or provide any allowance for any costs related to the demolition or construction of improvements therein. The foregoing acknowledgement is not intended in any way to limit, abridge or diminish Landlord’s continuing obligations under the Lease for repair and maintenance pursuant to Section 6.3 above.

6.5            California Civil Code Section 1938. Landlord and Tenant acknowledge and agree that the Premises have not been inspected by a Certified Access Specialist (“CASp”) pursuant to Section 1938 of the Civil Code (“Code”). The parties further agree, pursuant to subdivision (e) of Section 55.53 of the Code, to the following:

6.5.1    A CASp can inspect the Premises and determine whether the Premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the Premises, Landlord may not prohibit Tenant from obtaining a CASp inspection of the Premises for the occupancy or potential occupancy of Tenant, if requested by the Tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of the construction-related accessibility standards within the Premises.

6.5.2    Pursuant to the paragraph above, the parties expressly agree that, if Tenant elects to obtain a CASp inspection of the Premises, Tenant shall be solely responsible for scheduling the inspection and that such inspection shall not unreasonably interfere with the operations of the Premises and/or the Building or disturb any other tenant or occupant thereof. Tenant shall be solely responsible for any and all costs to perform the CASp inspection, including any ancillary costs relating thereto. If the results of the inspection determine that modifications or Alterations are required to meet all applicable construction-related accessibility standards, Tenant agrees to perform such work, in its sole cost and expense and provided approvals from Landlord are obtained pursuant to the terms and conditions of the Lease. Tenant agrees that all work shall be performed in a good and workmanlike manner in compliance with all laws and using best efforts to minimize any disruption to the Premises and/or the Building and other tenants or occupants thereof.

ARTICLE 7
ALTERATIONS BY TENANT

7.1           Making of Alterations; Landlord’s Consent. Tenant shall not make or permit to be made any Alterations without the consent of Landlord as provided herein both as to whether the Alterations may be made and as to how and when they will be made. Notwithstanding the foregoing, Landlord shall not unreasonably withhold, condition or delay its consent to any Alteration which Tenant may desire to make to the Premises except to the extent such Alteration (1) adversely affects the Building Structure or Building Systems (including, without limitation, any overloading), (2) affects the exterior appearance of the Building, or (3) would not comply with Applicable Laws (each of the foregoing items (1) through (3) being sometimes referred to herein as a “Design Problem”). Notwithstanding the foregoing, Tenant shall have the right, after providing at least ten (10) days’ notice to Landlord, but without the necessity of obtaining Landlord’s consent, to recarpet, repaint, or to make purely “cosmetic” or “decorative” nonstructural Alterations in and to the Premises that (I) do not fall within clauses (1) through (3) above, (II) do not require the issuance of a building permit, and (III) do not cost more than Two Hundred Fifty Thousand Dollars ($250,000) for each particular proposed Alteration. Tenant shall reimburse Landlord within thirty (30) days after receipt of a written invoice for out-of-pocket sums actually paid by Landlord for third party examination of Tenant’s plans for Alterations requiring Landlord’s consent, not to exceed $2,500.

Any Alterations shall be made at Tenant’s expense, by its contractors and subcontractors, in a good, workmanlike and first-class manner, and in accordance with plans and specifications approved in advance by Landlord, and only after Tenant: (i) has obtained all necessary permits from governmental authorities having jurisdiction and has furnished copies thereof to Landlord; and (ii) has submitted to Landlord an architect’s certificate that the Alterations will conform to all Applicable Laws. Landlord’s consent to any Alterations and approval of any plans and specifications constitutes approval of no more than the concept of these Alterations and not a representation or warranty with respect to the quality or functioning of such Alterations, plans and specifications. Tenant shall be and is solely responsible for the Alterations and for the proper integration thereof with the Building, the Building Systems and existing conditions. At no charge to Tenant, Landlord shall have the right, but not the obligation, to inspect and review the making of any Alterations, so long as such inspection does not hinder or delay the performance of such Alterations in more than a de minimis manner. All Alterations involving structural, electrical, mechanical or plumbing work, the heating, ventilation and air conditioning system of the Premises or the Building, the roof of the Building, and/or any other portion of the Base Building shall be performed by contractors and subcontractors reasonably approved by Landlord and at Tenant’s expense, or by Landlord’s designated contractor or subcontractor at Tenant’s expense, provided that the fees charged by such designated contractor or subcontractor do not exceed the market range applicable to the Sunnyvale, California submarket in more than a de minimis manner and further provided that such fees are based on no less favorable rate structures than those provided by such designated contractor or subcontractor to Landlord without mark-up. Within ten (10) days following completion of any Alterations, except with respect to cosmetic or decorative nonstructural Alterations which do not require Landlord’s approval, Tenant shall deliver to Landlord a complete set of “as built” plans showing the Alterations, in hard copy and an electronic version thereof which is acceptable to Landlord (the “As-Built Plans”), or shall reimburse Landlord for any expense incurred by Landlord in causing the Building plans to be modified to reflect the Alterations. Tenant shall give Landlord written notice not less than ten (10) days prior to any Alterations to be performed by Tenant to the Premises thereby permitting Landlord to record and post notices of non-responsibility.

7.2           Contractor Requirements. Prior to commencing Alterations, Tenant shall provide to Landlord the name and address of each contractor and subcontractor which Tenant intends to employ to perform Alterations, the use of which subcontractors and contractors shall be subject to Landlord’s approval, which shall not be unreasonably withheld, conditioned or delayed if (1) the contractor or subcontractor is properly licensed and (2) neither Landlord nor any affiliate of Landlord has a prior experience with such contractor or subcontractor which was unsatisfactory to Landlord or such affiliate. Prior to the commencement of any of Alterations, Tenant shall deliver to Landlord, with respect to each contractor and subcontractor which Tenant intends to employ to perform any of Alterations, a certificate of insurance from each such contractor or subcontractor specifying Landlord as an additional insured and evidencing that each such contractor or subcontractor has obtained the following insurance coverages:

(a)   commercial comprehensive general liability insurance, on a standard ISO form or its equivalent, which shall include independent contractor’s liability coverage, contractual liability coverage, products and completed operations coverage, and a “per project” endorsement, to afford protection, with limits for each occurrence, of not less than Two Million Dollars ($2,000,000) combined single limit with respect to bodily injury and property damage;

(b)  comprehensive automobile liability insurance for owned, non-owned, and hired vehicles with limits for each occurrence of not less than One Million Dollars ($1,000,000) with respect to bodily injury or death and One Million Dollars ($1,000,000) with respect to property damage; and

(c)  worker’s compensation and employer’s liability insurance in form and amounts required by law and satisfactory to Landlord.

Said contractors and subcontractors shall also comply with other reasonable industry standard requirements of Landlord.

7.3           No Liens. Tenant shall have no authority, express or implied, to create or place any lien or encumbrance of any kind or nature whatsoever upon, or in any manner to bind, the interest of Landlord or Tenant in the Premises or to charge the rentals payable hereunder for any claim in favor of any person dealing with Tenant, including those who may furnish materials or perform labor for any construction or repairs. Tenant covenants and agrees that it will pay or cause to be paid all sums legally due and payable by it on account of any labor performed or materials furnished in connection with any work performed on the Premises by or through Tenant on which any lien is or can be validly and legally asserted against its leasehold interest in the Premises or the improvements thereon and that, subject to Section 12.2 with respect to Tenant’s limitations on indemnifying Landlord, Tenant will indemnify, defend and hold Landlord harmless from and against any and all loss, cost or expense (including without limitation attorneys’ fees and costs) based on or arising out of asserted claims or liens created by or through Tenant against the leasehold estate or against the right, title and interest of Landlord in the Premises or under the terms of this Lease. Tenant shall take all necessary steps to minimize the likelihood of mechanic’s or materialmen’s liens are filed against the Premises, the Building or the Land as a result of any Alterations made by the Tenant. If any mechanic’s lien is filed, Tenant shall discharge the lien within ten (10) business days thereafter, at Tenant’s expense, by paying off or bonding the lien, Tenant failing to do so within such ten (10) business day period, Landlord shall have the right, but no obligation, in addition to all other remedies, to discharge such lien at Tenant’s expense, and Landlord’s cost thereof shall be reimbursed by Tenant upon demand as Additional Rent hereunder. If Landlord gives its consent to the making of any Alteration, such consent shall not be deemed to be an agreement or consent by Landlord to subject its interest in the Premises or the Building to any liens which may be filed in connection therewith, nor shall Landlord’s receipt of any fee in connection with any Alterations or Landlord’s payment of any allowance to Tenant with respect to any work performed in or with respect to the Premises by or on behalf of Tenant be deemed to constitute a basis for Landlord’s interest in the Premises or the Building to be subjected to any lien. Landlord and Tenant acknowledge and agree that their relationship is and shall be solely that of “landlord-tenant” (thereby excluding a relationship of “owner-contractor”, “owner-agent”, “partners” or other similar relationships).

ARTICLE 8
EQUIPMENT

8.1           Permitted Equipment. Tenant shall not install or operate in the Premises any equipment or other machinery that, in the aggregate, will cause a Design Problem.

8.2           Generator. Landlord acknowledges that Tenant shall have the right, at Tenant’s option and at Tenant’s sole cost and expense, to install, operate, repair, replace and maintain supplemental generators, fuel tank or both of same (collectively, the “Generator”) in a location at the Premises reasonably determined by Tenant and subject to Landlord’s consent, which shall not be unreasonably withheld (the “Generator Space”), the use of which Generator Space shall be at no charge to Tenant; provided, however, that (i) Tenant shall be solely responsible for obtaining all necessary governmental permits, licenses and approvals with regard to the operation of the Generator, and shall comply with all Applicable Laws pertaining to such use; (ii) Tenant shall be solely responsible for all costs of installation, maintenance, insurance, repair and replacement of the Generator, (iii) Tenant shall be solely responsible for all costs of operation of such Generator (including, but not limited to, all costs of electrical consumption from such Generator), and (iv) Tenant’s installation of the Generator shall be subject to Landlord’s prior written approval in accordance with the terms and conditions of Section 8.1 hereof. Tenant shall comply with Landlord’s standard requirements regarding Tenant’s use, operation and maintenance of the Generator with respect to noise, vibration, screening and testing. Landlord shall have the right, in Landlord’s reasonable judgment, by providing Tenant with prior written notice and paying the reasonable cost of relocation of the Generator, to relocate the Generator from the Generator Space to another area which shall permit the Generator to continue to serve the Premises as it had prior to such relocation. In addition, Landlord and Tenant acknowledge that the installation of the Generator shall include the costs of installation of connecting conduits, and all Actual Costs of installation, operation, maintenance, repair, replacement and removal of the Generator, all of which costs shall be paid solely by Tenant. The installation and placement of the Generator shall comply with all Applicable Laws.

8.3           Additional HVAC. Landlord acknowledges that Tenant shall have the right, at Tenant’s sole cost and expense, to install, operate, repair, replace and maintain supplemental heating and air conditioning units (collectively, “Additional HVAC Equipment”), at Tenant’s option, in a location or locations within the Premises; provided, however, that (i) Tenant shall be solely responsible for obtaining all necessary governmental permits, licenses and approvals with regard to the operation of the Additional HVAC Equipment, and shall comply with all Applicable Laws pertaining to such use; (ii)Tenant shall be solely responsible for all costs of installation, maintenance and repair of any Additional HVAC Equipment, (iii) Tenant shall be responsible for all costs of operation of such Additional HVAC Equipment (including, but not limited to, all costs of electrical consumption from such Additional HVAC Equipment), and (iv) Tenant’s installation of any Additional HVAC Equipment (including, without limitation, the location(s) within the Premises) shall be subject to Landlord’s prior written approval, in accordance with the terms and conditions of Section 8.1 of this Lease. Tenant shall not remove any existing convector units nor any plumbing in the Building without Landlord’s prior written consent, which may be withheld or denied in Landlord’s sole and absolute discretion. The costs of operation of any Additional HVAC Equipment shall be submetered using submeters installed by Tenant, at its sole cost and expense, and payable as Additional Rent to Landlord within thirty (30) days following Landlord’s written demand therefor. The cost of maintenance, repair and replacement of such submeter(s) shall be Tenant’s sole responsibility, at Tenant’s sole cost and expense. At the expiration or earlier termination of this Lease, the Additional HVAC Equipment shall be removed from its location at Tenant’s sole cost and Tenant shall restore such area to the condition existing prior to such installation, and any damage caused by such removal shall be repaired at Tenant’s sole cost. If Tenant fails to so remove the Additional HVAC Equipment within ten (10) days of the termination of this Lease, Tenant hereby authorizes Landlord to, following ten (10) business days’ notice to Tenant, remove and dispose of the Additional HVAC Equipment and charge Tenant for all costs and expenses incurred.

8.4           Condenser Water Loop. In addition to the foregoing, if required for the operation of the Additional HVAC Equipment, at Tenant’s election, Landlord shall provide Tenant with the right to tap into the condenser water loop serving the Building at no additional charge to Tenant, and Tenant shall have the right to use Tenant’s proportionate share of the available condenser water based upon the rentable area of the Premises versus the rentable area of the Building. Condenser loop piping, including a valve and connection stub, shall be made available to Tenant in the mechanical room of the Building.

ARTICLE 9
OWNERSHIP AND REMOVAL OF PROPERTY

9.1           Landlord’s Property. Any Alterations and other improvements and any equipment, machinery, furnishings and other property, permanently installed in the Premises, the Building or the Land by or on behalf of Landlord or Tenant (collectively, “Equipment”): (i) shall become the property of Landlord at the end of the Term, and (ii) shall be surrendered to Landlord with the Premises as a part thereof at the end of the Term, except for Tenant’s Personal Property any Alterations and other improvements and any equipment, machinery, furnishings and other property performed or installed following the Lease Commencement Date for which Landlord requires removal (all of which Tenant shall remove prior to the Lease Expiration Date and Tenant shall repair any damage caused by such removal); provided, however, that Tenant may request that Landlord designate any such removal requirements with respect to any Alterations and other improvements and any equipment, machinery, furnishings and other property performed or installed following the Lease Commencement Date, which request shall be made by written notice to Landlord at the time Tenant requests Landlord’s approval for the applicable Alterations or other improvements or prior to the installation of any equipment, machinery, furnishings and or personal property. Except as set forth above, Tenant shall have no obligation to remove any Alterations or other improvements or any equipment, machinery, furnishings and other property, permanently installed in the Premises, the Building or the Land by or on behalf of Landlord or Tenant, except for Tenant’s Personal Property, on the Lease Expiration Date and Landlord agrees not to remove the Equipment unless and until the Lease terminates. Provided, however, Tenant may at any time remove all or any part of the Equipment as long as it repairs all damage to the Building caused by such removal. Notwithstanding anything to the contrary in this Lease, in the event that this Lease terminates (without any election by either party), because of damage and destruction under Article 14 or condemnation under Article 16, any insurance proceeds actually received by Landlord and solely and directly paid for Tenant’s Equipment shall be paid by Landlord to Tenant upon receipt of such proceeds by Landlord (provided, however, that the foregoing shall not impose any requirement on Landlord to insure Tenant’s Equipment).

9.2           Removal of Property At End of Term. On or before the Lease Expiration Date, Tenant shall remove from the Building and the Land all of Tenant’s Personal Property and repair any and all damage caused by such removal. Any Tenant’s Personal Property belonging to Tenant or any other personal property belonging to any other person or entity claiming under or through Tenant which is left in the Building or on the Land after the date this Lease is terminated for any reason shall be deemed to have been abandoned. In such event, Landlord shall have the right to store such property and/or to dispose of it in whatever manner Landlord considers appropriate, at Tenant’s sole cost, without waiving its right to claim from Tenant all expenses and damages caused by Tenant’s failure to remove such property, and Tenant and any other person or entity shall have no right to compensation from or any other claim against Landlord as a result.

9.3           Surrender Condition. Tenant agrees to surrender the Premises on the last day of the Term, or other sooner termination of this Lease, broom clean and in the condition as of the Lease Commencement Date, subject to ordinary wear and tear, condemnation, Hazardous Materials (other than those released or emitted by Tenant or any person or entity acting on behalf of or under Tenant) and any casualty damage. Notwithstanding anything in this Lease to the contrary, Tenant will not have to remove any improvements that existed in the Premises on the Lease Commencement Date or which existed in the Premises as of the Effective Date.

ARTICLE 10
LANDLORD’S ACCESS TO PREMISES

Landlord (or Landlord’s designated agents) may at any reasonable time, upon two (2) business days’ notice to Tenant (which notice may be given by email to the following address lstephens@drstephens.com), enter the Premises to examine them, or to make alterations or repairs thereto in order to fulfill its obligations under this Lease; however, in the case of any emergency that involves imminent damage to property or imminent danger of bodily harm (“Emergency”), Landlord and its agents may enter the Premises at any time and in any manner so long as Landlord subsequently and promptly notifies Tenant of such entry within a reasonable time thereafter. Tenant shall allow the Premises to be exhibited by Landlord: (i) at any reasonable time to representatives of actual or proposed lenders, or investors or prospective purchasers of the Building, and (ii) during the last twelve (12) months of the Term, as extended, in each case at any reasonable time, upon two (2) business days’ notice to Tenant, to persons who may be interested in leasing the Premises. Landlord reserves the right and shall be permitted reasonable access to the Premises upon two (2) business days’ notice to Tenant to install facilities within and through the Premises in order to fulfill its obligations under this Lease and to install and service any systems deemed advisable by Landlord to provide services or utilities to any tenant of the Building or otherwise in connection with the Building in order to fulfill its obligations under this Lease. Notwithstanding the foregoing, Tenant shall be permitted to maintain secured areas in the Premises if Tenant notifies Landlord in writing that it has such a secured area(s) and of the location(s) of same, in which case Landlord shall not enter such area(s) without providing Tenant three (3) business days prior notice (which may be given by email to the address set forth in this paragraph above), and affording Tenant the opportunity to have a representative of Tenant present during any such entry, and, in consideration for such rights granted by Landlord, Tenant hereby authorizes Landlord and any of its employees, agents and contractors to break any such locks and the doors and walls to which they are attached only in the event of (x) an Emergency (as defined above), or (y) Tenant’s refusal to provide access to such secured areas following the required three (3) business days’ notice from Landlord. Landlord shall have no obligation to make repairs or provide services to such areas during the time Landlord is denied access to such space.

ARTICLE 11
SERVICES AND UTILITIES

11.1            Services Provided. Tenant by using the Building Systems shall be provided the following, without additional charge, except as otherwise provided herein:

11.1.1          Central heating and air conditioning during Building Hours, exclusive of legal holidays, during the seasons of the year and within the temperature ranges usually furnished in comparable quality industrial buildings in the city (or, if not a city, other local jurisdiction) in which the Building is located. Landlord shall provide all such heat and air conditioning at Tenant’s expense, by including such expense as part of Operating Expenses.

11.1.2          Electrical facilities to furnish electricity up to the Premises.

11.1.3          Restroom facilities as they currently exist.

11.1.4          Intentionally Omitted.

11.1.5          Reasonable access to the Premises in accordance with Article 10.

11.1.6          Tenant shall provide security to the Building at it deems to be necessary. Security shall be the sole responsibility of Tenant. No Security measures (including any infrastructure or staffing) will be provided by Landlord.

11.2        Failure to Provide Services. Landlord shall have no liability for damages, abatement of Rent or otherwise, to Tenant or others based on any failure by Tenant to furnish or delay in furnishing the foregoing or any other utilities or services hereunder, or for any diminution in the quality or quantity thereof, due, in whole or in part, to Force Majeure, repair or maintenance work or any other reason, and such failure shall neither render Landlord liable for damages to either person or property, nor be construed as an eviction of Tenant, nor a disturbance of Tenant’s use and possession of the Premises, nor cause a diminution or abatement of Rent nor relieve Tenant of any of Tenant’s obligations hereunder. Furthermore, Landlord shall not be liable under any circumstances for a loss of, or injury to, property or for injury to, or interference with, Tenant’s business, including, without limitation, loss of profits, however occurring, through or in connection with or incidental to a failure to furnish any of the services or utilities required hereunder. To the extent possible, any scheduled Building Systems shutdown shall be reasonably coordinated with Tenant to minimize impact on Tenant’s business operations. Notwithstanding the foregoing or anything to the contrary contained herein, if any of the essential services to be provided pursuant to this Lease is suspended as a result of the gross negligence or willful misconduct of Landlord (or Landlord’s agents, employees or contractors) (a “Service Interruption”), and such Service Interruption renders all or a material portion of the Premises unusable for Tenant's normal business purposes permitted hereunder and Tenant does not actually use the affected portion of the Premises as a result thereof, for a continuous period of five (5) or more consecutive business days following written notice thereof from Tenant (except in the event of Force Majeure or any act or omission of Tenant) (the “Service Interruption Eligibility Period”), then, as Tenant's sole remedy in connection with such Service Interruption, Base Rent due under this Lease shall be abated based on the proportion that the affected portion of the Premises bears to the entire Premises (provided, however, that if the affected portion of the Premises is such that Tenant cannot operate for its normal business purposes permitted hereunder from, and does not actually use, the entirety of the Premises, then all Base Rent shall so abate) from the expiration of the Service Interruption Eligibility Period until the earlier of (i) the date the Service Interruption is corrected and (ii) the date Tenant is able to use the affected portion of the Premises for its normal business purposes..

11.3        Property Energy Reporting. Following Tenant’s written request, to the extent available, Landlord shall deliver to Tenant information relating to Tenant’s electricity and energy consumption at the Premises (which is not separately metered by Tenant) or any other matter related to Tenant’s occupancy for Tenant’s ESG, CSR or other sustainability or corporate filing requirements.

ARTICLE 12
REPAIRS & INDEMNIFICATION

12.1        Repairs. Except as otherwise expressly provided in this Lease, all injury, breakage and damage to the Land, the Building or the Premises caused by any act or omission of Tenant shall be repaired by and at the sole expense of Tenant to the extent the waiver of subrogation is not applicable, except Landlord shall have the right, at its option, to make such repairs and to charge Tenant for all costs and expenses incurred in connection therewith as Additional Rent payable within ten (10) days after the rendering of a bill therefor.

12.2        Indemnification. Tenant hereby agrees to indemnify and hold harmless Landlord and its shareholders, members, partners, contractors, licensees, invitees, affiliates, and their respective employees, agents, officers and directors and contractors (collectively, “Landlord Parties”), from and against all costs, damages, claims, liabilities and expenses, including but not limited to court costs and reasonable attorneys’ fees, incurred by Landlord and to the extent caused by: (i) Tenant’s use and occupancy of the Premises during the Term of this Lease, or (ii) the business conducted by Tenant therein or Tenant’s presence in the Building or on the Land in violation of this Lease and, or (iii) any Default by Tenant under this Lease, or (iv) any negligence of Tenant or any person claiming under Tenant, or the contractors, agents, employees, invitees, or visitors of Tenant or any such person, in, on or about the Building or the Land, except in any of the foregoing cases set forth in (i) through (iv) as and to the extent caused by the negligence or willful misconduct of Landlord or Landlord Parties, Landlord’s violation of any law, order or regulation, or a breach of Landlord’s obligations under this Lease (beyond any applicable notice, cure and/or grace period provided hereunder). Further, Tenant’s agreement to indemnify Landlord pursuant to this paragraph is not intended to and shall not relieve any insurance carrier of its obligations under policies required to be carried by Tenant pursuant to the provisions of this Lease, to the extent such policies cover the matters subject to Tenant’s indemnification obligations; nor shall they supersede any inconsistent agreement of the parties set forth in any other provision of this Lease. Notwithstanding anything to the contrary in this Lease, Landlord shall indemnify, protect and hold harmless Tenant from, all losses, damages, liabilities, claims, attorneys’ fees, costs and expenses to the extent caused by the gross negligence or willful misconduct of Landlord or Landlord Parties, Landlord’s violation of any law, order or regulation, or a breach of Landlord’s obligations under this Lease (beyond any applicable notice, cure and/or grace period provided hereunder). The provisions of this paragraph shall survive the expiration or sooner termination of this Lease with respect to any claims or liability arising in connection with any event occurring prior to such expiration or termination.

ARTICLE 13
LIMITATION ON LANDLORD LIABILITY

13.1        Limitation on Total Liability. Notwithstanding any other provision of this Lease, it is expressly understood and agreed that the total liability of Landlord arising out of or in connection with this Lease, the relationship of Landlord and Tenant hereunder and/or Tenant’s use of the Premises, shall be limited to the Landlord’s interest and equity in the Property. No other property or assets of Landlord or any partner or owner of Landlord shall be subject to levy, execution, or other enforcement proceedings or other judicial process for the satisfaction of any judgment or any other right or remedy of Tenant arising out of or in connection with this Lease, the relationship of Landlord and Tenant hereunder and/or Tenant’s use of the Premises. Neither Landlord, nor any of the Landlord Parties shall have any personal liability therefor, and Tenant hereby expressly waives and releases such personal liability on behalf of itself and all persons claiming by, through or under Tenant. The limitations of liability contained in this paragraph shall inure to the benefit of Landlord’s and the Landlord Parties’ present and future partners, beneficiaries, officers, directors, trustees, shareholders, agents and employees, and their respective partners, heirs, successors and assigns. Under no circumstances shall any present or future partner of Landlord (if Landlord is a partnership), or trustee or beneficiary (if Landlord or any partner of Landlord is a trust), have any liability for the performance of Landlord’s obligations under this Lease. Notwithstanding any contrary provision herein, neither Landlord nor Tenant shall be liable under any circumstances for injury or damage to, or interference with, the other party’s business, including but not limited to, loss of profits, loss of rents or other revenues, loss of business opportunity, loss of goodwill or loss of use, in each case, however occurring, except as and to the extent of Tenant’s liability under Articles 19 or 31.

13.2        Assumption of Risk. Tenant hereby assumes all risk of damage to property or injury to persons in, upon or about the Premises from any cause whatsoever and agrees that Landlord, its partners, subpartners and their respective officers, agents, servants, employees, and independent contractors (collectively, “Landlord Parties”) shall not be liable for, and are hereby released from any responsibility for, any injury or damage either to person or property or resulting from the loss of use thereof, which damage is sustained by Tenant or by other persons claiming through Tenant, except in each case to the extent of the negligence or willful misconduct of Landlord or its employees, contractors or agents, Landlord’s violation of any law, order or regulation, or a breach of Landlord’s obligations under this Lease.

ARTICLE 14
DAMAGE AND DESTRUCTION

14.1        Repair of Damage to Premises by Landlord. To the extent that Landlord does not have knowledge of the same, Tenant shall promptly notify Landlord of any damage to the Premises resulting from fire or any other casualty. If this Lease does not terminate pursuant to Section 14.2 of this Lease or for any other reason, if the Premises, Building Structure, Building Systems, or any portion of the Land serving or providing access to the Premises shall be damaged by fire or other casualty, Landlord shall promptly and diligently, subject to reasonable delays for insurance adjustment (not to exceed sixty (60) days with respect to such adjustment) or other matters beyond Landlord’s reasonable control, and subject to all other terms of this Article 14, restore the Base Building and such Land. Such restoration shall be to substantially the same condition of the Base Building and the Land prior to the casualty, except for modifications required by zoning and building codes and Applicable Laws or reasonably required by any Mortgagee or any other modifications to the Base Building and/or the Land deemed desirable by Landlord. If this Lease does not terminate pursuant to Section 14.2 of this Lease or for any other reason, Tenant shall, at its sole cost and expense (regardless of the availability or sufficiency of insurance proceeds), repair any injury or damage to any Alterations installed in the Premises and shall return the Premises to substantially their pre-existing condition, subject to such Alterations as Tenant desires to make in accordance with the terms and provisions of this Lease. Prior to the commencement of construction, Tenant shall submit to Landlord, for Landlord’s review and approval, all plans, specifications and working drawings relating thereto, which Landlord approval shall not be unreasonably withheld unless a Design Problem exists. Landlord shall have the right to reasonably approve the contractors to perform such improvement work. Landlord shall not be liable for any inconvenience or annoyance to Tenant or its visitors, or injury to Tenant’s business resulting in any way from such damage or the repair thereof; provided however, that if such fire or other casualty shall have damaged the Premises or Land necessary to Tenant’s occupancy, Landlord shall allow Tenant an abatement of Rent, provided that Tenant’s right to Rent abatement pursuant to the terms of this Article 14 shall terminate as of the date Tenant should have completed repairs to the Premises (including a reasonable period for re-installation of Tenant’s furniture, fixtures and equipment and moving back into the damage portion of the Premises) assuming Tenant used reasonable due diligence in connection therewith (provided that in no event shall such Rent re-commence until such time as Landlord has restored the Base Building to a commercially reasonable condition and Landlord has obtained whatever occupancy permits that are required to allow Tenant to perform work necessary to allow Tenant to conduct business operations from its Premises (assuming that Tenant has received a certificate of occupancy, temporary certificate of occupancy, or its legal equivalent, for its Premises, which shall remain Tenant’s obligation)).

14.2        Landlord’s Option to Repair. Notwithstanding the terms of Section 14.1 of this Lease, Landlord may elect not to rebuild and/or restore the Premises, Building and/or Property, and instead terminate this Lease, by notifying Tenant in writing of such termination within sixty (60) days after the date of discovery of the damage, such notice to include a termination date giving Tenant ninety (90) days to vacate the Premises, but Landlord may so elect only if the Building or Property shall be damaged by fire or other casualty or cause, and one or more of the following conditions is present: (i) in Landlord’s reasonable judgment, repairs cannot reasonably be completed within six (6) months after the date of discovery of the damage (when such repairs are made without the payment of overtime or other premiums) and Landlord does not commence rebuilding or reconstructing within six (6) months from the date of such damage and/or destruction; (ii) the damage to the Base Building and Land is not fully covered by Landlord’s insurance policies and Landlord elects not to commence rebuilding or reconstructing within six (6) months from the date of such damage and destruction; or (iii) the damage occurs during the twelve (12) months of the Term; provided, however, that if Landlord does not elect to terminate this Lease pursuant to Landlord’s termination right as provided above and so long as Tenant (or any of Tenant’s contractors, agents, employees, invitees, or visitors of Tenant or any such person, in, on or about the Building or the Land) did not cause the damage, and, based upon the good faith estimate provided by Landlord to Tenant, either (a) the repairs will require an interruption of Tenant’s use of all or a substantial portion of the Premises for a period in excess of nine (9) months after the date of the discovery of the damage, or (b) the Premises or the Building is destroyed or damaged to any substantial extent during the last six (6) months of the Term (as the same may be extended), then Tenant may elect, no earlier than forty-five (45) days after the date of the damage and not later than ninety (90) days after the date of such damage, to terminate this Lease by notice to Landlord effective as of the date specified in the notice, which shall not be less than thirty (30) days nor more than one hundred eighty (180) days following Tenant’s delivery of such notice. At any time, from time to time, after the date occurring forty-five (45) days after the date of the damage, Tenant may request that Landlord provide Tenant with its reasonable opinion of the date of completion of the repairs, and Landlord shall respond to such request within fifteen (15) business days.

14.3        The provisions of this Lease, including this Article 14, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Premises or the Building, and any statute or regulation of the State of California, including, without limitation, Sections 1932(2) and 1933(4) of the California Civil Code, with respect to any rights or obligations concerning damage or destruction in the absence of an express agreement between the parties, and any other statute or regulation of similar import, now or hereafter in effect, shall have no application to this Lease or any damage or destruction to all or any part of the Premises or the Building.

ARTICLE 15
INSURANCE

15.1        Tenant’s Insurance.

15.1.1            Throughout the Term, Tenant shall obtain and maintain (a) commercial general liability insurance (written on an occurrence basis) including contractual liability coverage insuring the obligations assumed by Tenant under this Lease, premises and operations coverage, broad form property damage coverage and independent contractors coverage, and containing an endorsement for personal injury, (b) “all risk” business property insurance covering Tenant’s business personal property, stock, and, if applicable, inventory, (c) comprehensive automobile liability insurance (covering all vehicles owned, maintained, used or hired by or on behalf of Tenant, or otherwise non-owned and used in connection with Tenant’s business carried on, in and from the Premises), (d) workers’ compensation insurance and employer’s liability insurance, and (e) business income interruption plus extra expense insurance. Such commercial general liability insurance shall be in minimum amounts typically carried by prudent tenants engaged in similar operations, but in no event shall be in an amount less than One Million Dollars ($1,000,000.00) per occurrence with a Two Million Dollars ($2,000,000.00) annual aggregate, and Tenant shall also obtain and maintain umbrella excess liability insurance with a policy limit of not less than Five Million Dollars ($5,000,000.00). Such property insurance shall be in an amount not less than that required to replace all of the original tenant improvements within the Premises, all Alterations and all other contents of the Premises (including Tenant’s trade fixtures, decorations, furnishings, equipment and personal property). Such automobile liability insurance shall be in an amount not less than One Million Dollars ($1,000,000.00) bodily injury and property damage for each accident. Such worker’s compensation insurance shall carry minimum limits as defined by the law of the jurisdiction in which the Building is located (as the same may be amended from time to time) but not less than Five Hundred Thousand Dollars ($500,000.00) for each accident. Such employer’s liability insurance shall be in an amount not less than One Hundred Thousand Dollars ($100,000.00) for each accident, Five Hundred Thousand Dollars ($500,000.00) per person for illness or disease-policy limit, and One Hundred Thousand Dollars ($100,000.00) disease each employee. Such business income interruption shall be for one year (1) plus extra expense insurance in such amounts, such coverage not to exceed Ten Million Dollars ($10,000,000), as will reimburse Tenant for actual direct or indirect loss of earnings. Notwithstanding anything to the contrary contained herein, Tenant shall carry and maintain during the entire Term, at Tenant’s sole cost and expense, such other reasonable types of insurance coverage and in such reasonable amounts covering the Premises and Tenant’s operations therein, as may be reasonably requested by Landlord based upon the then custom in the comparable area for comparable tenants.

15.1.2   The minimum limits of policies of insurance required of Tenant under this Lease shall in no event limit the liability of Tenant under this Lease. All insurance carried by Tenant pursuant to Section 15.1.1 shall: (a) be issued by a company that is licensed to do business in the jurisdiction in which the Building is located, and that has a rating equal to or exceeding A-VII from Best’s Insurance Guide; (b) name Landlord, the managing agent of the Building, the holder of any Mortgage, and any other persons or entities designated by Landlord as additional insureds/loss payees (as applicable); (c) contain an endorsement that such policy shall remain in full force and effect notwithstanding that the insured may have waived its right of action against any party prior to the occurrence of a loss (Tenant hereby waiving its right of action and recovery against and releasing Landlord and its employees and agents (including Landlord’s managing agent) from any and all liabilities, claims and losses for which they may otherwise be liable to the extent Tenant is covered by insurance carried or would have been covered by insurance it is required to carry under this Lease); (d) provide that the insurer thereunder waives all right of recovery by way of subrogation against Landlord, its partners, agents (including Landlord’s managing agent), employees, and representatives, in connection with any loss or damage covered by such policy; (e) be primary and non-contributory; and (f) contain an endorsement for cross liability and severability of interests. Tenant will notify Landlord within five (5) business days of any cancellation, failure to renew, reduction of amount of insurance or change in coverage of such occurrence. Tenant shall deliver a certificate (on Acord Form 27) of all such insurance to Landlord prior to accessing the Premises and at least annually thereafter not later than one (1) day prior to the date of expiration of each such policy. Neither the issuance of any insurance policy required under this Lease nor the minimum limits specified herein shall be deemed to limit or restrict in any way Landlord’s or Tenant’s liability arising under or out of this Lease except as may result from the waiver of subrogation. Tenant shall obtain and deliver to Landlord, Third Party Contractor’s (as hereinafter defined) certificates of customary insurance and applicable customary endorsements at least seven (7) business days prior to the commencement of work in or about the Premises by any vendor or any other third-party contractor (collectively, a “Third Party Contractor”). All such insurance shall name Landlord as an additional insured under such party’s liability policies as required above and (b) comply with Landlord’s commercially reasonable minimum insurance requirements.

15.2        Landlord’s Insurance. Landlord agrees to carry and maintain special cause of loss property insurance (with replacement cost coverage) covering the Building and Landlord’s property therein in an amount required by its insurance company to avoid the application of any coinsurance provision. Landlord hereby waives its right of recovery against Tenant and releases Tenant from any and all liabilities, claims and losses for which Tenant may otherwise be liable to the extent Landlord is entitled to recover from its property insurance therefor. Landlord shall secure a waiver of subrogation endorsement from its insurance carrier. Landlord also agrees to carry and maintain commercial general liability insurance in limits it reasonably deems appropriate.

15.3        Effect of Tenant’s Activities on Insurance. Tenant shall not conduct or permit to be conducted any activity, or place any equipment in or about the Land, the Building or the Premises which will increase the rate of (unless Tenant pays for such increase), or make void or voidable, any fire or other insurance maintained or required to be maintained by Landlord or any Mortgagee on the Building, the Land or the property kept thereon or therein, which will conflict with the provisions of any such insurance policy or which will make it impracticable for Landlord to obtain insurance covering any risks against which Landlord reasonably deems it advisable to obtain insurance. In the event any increases in the rates of such insurance are, in Landlord’s reasonable judgment, due to Tenant’s presence in the Building, to any activity conducted or property installed or placed by Tenant on or about the Land, the Building or the Premises or to Alterations installed by Tenant or at Tenant’s request, Tenant shall reimburse Landlord for the amount of such increases promptly upon demand therefor.

15.4        Waiver of Subrogation. Notwithstanding anything to the contrary herein, the parties hereto waive and release each other and their respective agents, employees, successors, assignees and subtenants from all liability for damage to any property that is caused by or results from a risk which is actually insured against, which is required to be insured against under the Lease, or which would normally be covered by all risk property insurance, without regard to the negligence or willful misconduct of the entity so released. The foregoing waiver and release shall also apply to any deductible, as if the same were a part of the insurance recovery. All of Landlord’s and Tenant’s repair and indemnity obligations under the Lease shall be subject to the waiver contained in this paragraph.

ARTICLE 16
CONDEMNATION

16.1        Landlord’s Right to Terminate. If a substantial part of the Premises, the Building or the Land is taken or condemned by any governmental or quasi-governmental authority for any purpose or is granted to any authority in lieu of condemnation (collectively, a “taking”), Landlord shall have the right in its sole discretion to terminate this Lease by notice to Tenant, and upon the giving of such notice, the Term shall terminate as of the date title vests in the authority, and Base Rent and Additional Rent shall be abated as of that date. For purposes of this Article 16, a substantial part of the Premises, the Land or the Building shall be considered to have been taken if the taking shall render it commercially undesirable for Landlord to permit this Lease to continue or to continue operating the Building.

16.2        Adjustment of Rent. If a portion of the Premises is taken and Landlord does not elect to terminate this Lease pursuant to Section 16.1, then Base Rent and Additional Rent shall be equitably adjusted as of the date title vests in the authority and this Lease shall otherwise continue in full force and effect.

16.3        Division of Award. Tenant shall have no claim against Landlord arising out of or related to any taking, or for any portion of the amount that may be awarded as a result, damages or compensation attributable to damage to the Premises, value of the unexpired portion of the Term, loss of profits or goodwill, leasehold improvements or severance damages, and Tenant hereby assigns to Landlord all its rights, title and interest in and to any such award; provided, however, that Tenant may assert any claim it may have against the authority for compensation for Tenant’s Personal Property and for any relocation expenses compensable by statute, as long as such awards shall be made in addition to and stated separately from the award made for the Land, the Building and the Premises.

16.4        Landlord and Tenant each waives the provisions of Sections 1265.130 and 1265.150 of the California Code of Civil Procedure and the provisions of any successor or other law of like import.

ARTICLE 17
DEFAULT

17.1        Default of Tenant. The following events shall be a default by Tenant (a “Default”) under this Lease:

17.1.1   Failure of Tenant to pay Rent as and when due; provided, however, no Default shall be deemed to have occurred unless such failure continues for a period of five (5) business days after Tenant’s receipt of written notice thereof from Landlord.

17.1.2   Failure of Tenant to comply with or perform any covenant or obligation of Tenant under this Lease (other than those concerning the payment of Rent, which shall be subject to Section 17.1.1 above), if the failure continues for thirty (30) days after notice from Landlord to Tenant specifying the failure; provided, however if such default is not capable of being cured in such thirty (30) day period, such default shall not be a Default hereunder so long as Tenant promptly commences such cure during such 30-day period, and thereafter diligently prosecutes such cure to completion, but, subject to Force Majeure, in no event exceeding a period of time in excess of one hundred eighty (180) days after written notice to Tenant.

17.1.3   To the extent permitted by law, (i) Tenant being placed into receivership or conservatorship, or becoming subject to similar proceedings under Federal or State law unless the receiver or other remedy is not discharged within sixty (60) days, or (ii) a general assignment by Tenant for the benefit of creditors unless the assignment or other remedy is not discharged within sixty (60) days, or (iii) the filing by or against Tenant of any proceeding under an insolvency or bankruptcy law, unless in the case of such a proceeding filed against Tenant the same is dismissed within sixty (60) days, or (v) the appointment of a trustee or receiver to take possession of all or substantially all of the assets of Tenant, unless the appointment, receiver or other remedy is not discharged within sixty (60) days, or (vi) any execution or other judicially authorized seizure of all or substantially all of Tenant's assets located upon the Premises or of Tenant's interest in this Lease, unless such seizure is discharged within sixty (60) days.

17.1.4   The failure by Tenant to observe or perform according to the provisions of Articles 15, 20 and 24 of this Lease where such failure continues for more than ten (10) business days after Tenant’s receipt of written notice from Landlord.

All notices from Landlord to Tenant under this Lease shall be in addition to, and not in lieu of, notices required by Applicable Law and no such statutory notice may be sent until the notice periods in this Section 17.1.1 and 17.1.2 have expired.

17.2        Remedies Upon Default. Upon the occurrence of a Default, Landlord shall have, in addition to any other remedies available to Landlord at law or in equity (all of which remedies shall be distinct, separate and cumulative), the option to pursue any one or more of the following remedies, each and all of which shall be cumulative and nonexclusive, without any notice or demand whatsoever:

17.2.1          Terminate this Lease, in which event Tenant shall immediately surrender the Premises to Landlord, and if Tenant fails to do so, Landlord may, without prejudice to any other remedy which it may have for possession or arrearages in rent, enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying the Premises or any part thereof, without being liable for prosecution or for any claim for damages therefor; and Landlord may recover from Tenant damages provided under California Civil Code Section 1951.2, as the same may be amended, supplemented or replaced from time to time. Landlord may recover from Tenant the following:

    17.2.1.1            The worth at the time of award of any unpaid rent which has been earned at the time of such termination; plus

    17.2.1.2            The worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

    17.2.1.3            The worth at the time of award of the amount by which the unpaid rent for the balance of the Lease Term after the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

    17.2.1.4            Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant's failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, specifically including but not limited to, brokerage commissions and advertising expenses incurred, expenses of remodeling the Premises or any portion thereof for a new tenant, whether for the same or a different use, and any special concessions made to obtain a new tenant; and

    17.2.1.5            At Landlord's election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law.

The term “rent” as used in this Section 17.2.1 shall be deemed to be and to mean all sums of every nature required to be paid by Tenant pursuant to the terms of this Lease, whether to Landlord or to others. As used in Section 17.2.1 above, the “worth at the time of award” shall be computed by allowing interest at the Interest Rate. As used in Section 17.2.1 above, the “worth at the time of award” shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

17.2.2    Landlord shall have the remedy described in California Civil Code Section 1951.4 (lessor may continue lease in effect after lessee's breach and abandonment and recover rent as it becomes due, if lessee has the right to sublet or assign, subject only to reasonable limitations). Accordingly, if Landlord does not elect to terminate this Lease on account of any default by Tenant beyond any and all applicable notice, grace and/or cure periods, Landlord may, from time to time, without terminating this Lease, enforce all of its rights and remedies under this Lease, including the right to recover all rent as it becomes due.

17.2.3   Landlord shall at all times have the rights and remedies (which shall be cumulative with each other and cumulative and in addition to those rights and remedies available under Sections 17.2.1 and 17.2.2, above, or any law or other provision of this Lease), without prior demand or notice except as required by applicable law, to seek any declaratory, injunctive or other equitable relief, and specifically enforce this Lease, or restrain or enjoin a violation or breach of any provision hereof.

17.3        Subleases of Tenant. Whether or not Landlord elects to terminate this Lease on account of any Default, as set forth in this Article 17, Landlord shall have the right to terminate any and all subleases, licenses, concessions or other consensual arrangements for possession entered into by Tenant and affecting the Premises or may, in Landlord’s sole discretion, succeed to Tenant’s interest in such subleases, licenses, concessions or arrangements. In the event of Landlord’s election to succeed to Tenant’s interest in any such subleases, licenses, concessions or arrangements, Tenant shall, as of the date of notice by Landlord of such election, have no further right to or interest in the rent or other consideration receivable thereunder.

17.4        Efforts to Relet. No re-entry or repossession, repairs, maintenance, changes, alterations and additions, reletting, appointment of a receiver to protect Landlord’s interests hereunder, or any other action or omission by Landlord shall be construed as an election by Landlord to terminate this Lease or Tenant’s right to possession, or to accept a surrender of the Premises, nor shall same operate to release Tenant in whole or in part from any of Tenant’s obligations hereunder, unless express written notice of such intention is sent by Landlord to Tenant. Tenant hereby irrevocably waives any right otherwise available under any law to redeem or reinstate this Lease.

17.5        No Redemption. Tenant hereby expressly waives any and all rights of redemption or relief from forfeiture granted by or under any present or future laws in the event of any judgment declaring a forfeiture of or terminating this Lease for any cause, or in the event of Landlord obtaining possession of the Premises by reason of the violation of the Tenant of any of the covenants and conditions of this Lease or otherwise. The rights given to Landlord herein are in addition to any rights that may be given to Landlord by any statute or otherwise.

17.6        Intentionally Omitted.

17.7        Liability of Tenant. If Landlord terminates this Lease or reenters the Premises (with or without terminating this Lease), Tenant shall remain liable (in addition to all other liabilities of Tenant accrued at the time of the Default) for the sum of (i) any unpaid Rent accrued prior to the time of termination and/or reentry, as the case may be, plus interest thereon from the due date at the Default Rate, (ii) all Base Rent and Additional Rent provided for in this Lease from the time of termination and/or reentry, as the case may be, until the date this Lease would have expired had a Default not occurred, plus interest thereon from the due date at the Default Rate, (iii) any and all expenses (including reasonable attorneys’ and brokerage fees) incurred by Landlord in reentering and repossessing the Premises, in correcting any default, in painting, altering or repairing the Premises in order to place the Premises in first-class rentable condition (whether or not the Premises are relet), in protecting and preserving the Premises and in reletting or attempting to relet the Premises, and (iv) any other amounts necessary to compensate Landlord for any other injury or detriment caused by the Default; minus the net proceeds (after deducting any rental abatements, tenant improvement allowances and other concessions and inducements) actually received by Landlord, if any, from any reletting to the extent attributable to the period prior to the date this Lease would have expired had a Default not occurred but Landlord shall use commercially reasonable efforts to mitigate its damages by reletting. Landlord shall have the option to recover any damages sustained by Landlord either at the time of reletting, if any, or in separate actions from time to time as said damages shall have been made more easily ascertainable by successive relettings or, at Landlord’s option, to defer any such recovery until the date this Lease would have expired in the absence of a Default, in which event Tenant hereby agrees that the cause of action shall be deemed to have accrued on the aforesaid date. The provisions of this Section 17.7 shall be in addition to, and shall not prevent the enforcement of, any claim Landlord may have for anticipatory breach of this Lease.

17.8            Right of Landlord to Cure. All covenants and agreements to be kept or performed by Tenant under this Lease shall be performed by Tenant at Tenant’s sole cost and expense and without any reduction of Rent. If Tenant shall fail to perform any of its obligations under this Lease, within a reasonable time after such performance is required by the terms of this Lease, and such failure continues beyond any and all notice, cure and/or grace periods contained in this Lease, Landlord may, but shall not be obligated to, after five (5) business days’ prior notice to Tenant (except in an emergency in which event no such notice shall be required), if Tenant does not commence to perform the applicable obligation, make any such payment or perform any such act on Tenant’s part without waiving its right based upon any default of Tenant and without releasing Tenant from any obligations hereunder. Except as may be specifically provided to the contrary in this Lease, Tenant shall pay to Landlord, within ten (10) business days after delivery by Landlord to Tenant of detailed statements therefor: sums equal to the actual out-of-pocket expenditures reasonably made by Landlord in connection with the remedying by Landlord of Tenant’s defaults pursuant to the provisions of this Section 17.7. Tenant’s obligations under this Section 17.7 shall survive the expiration of the Term or sooner termination of the Lease.

17.9            Attorneys’ Fees. In the event of any Default hereunder by Tenant, Tenant shall pay to Landlord all reasonable attorneys’ fees incurred by Landlord in connection with such Default or the enforcement of Landlord’s rights or remedies arising in connection therewith, whether or not this Lease is terminated. In addition to the foregoing, whether or not this Lease is terminated, Tenant shall pay to Landlord all Actual Costs reasonably incurred by Landlord, as appropriate, with respect to any lawsuit instituted or legal action taken by the other to enforce the provisions of this Lease, to the extent the lawsuit results in a judgment in favor of Landlord.

17.10          Survival. Tenant’s liability pursuant to this Article 17 shall survive the termination of this Lease, the institution of summary proceedings and/or the issuance of a warrant thereunder.

17.11          Landlord Default; Tenant’s Right to Self-Help.

17.11.1 Landlord shall be in default under this Lease (a “Landlord Default”) if Landlord fails to perform any of the obligations required of Landlord hereunder and such failure continues for thirty (30) days after written notice is delivered by Tenant to Landlord and to any Mortgagee or Ground Lessor whose name and address shall have theretofore been furnished to Tenant in writing, specifying the obligation which Landlord has failed to perform; provided, however, that if the nature of Landlord’s obligation is such that more than thirty (30) days are required for performance, then no Landlord Default shall occur if Landlord or its Mortgagee or Ground Lessor commences performance within such thirty (30) day period and thereafter diligently prosecutes the same to completion; further, provided, however, that Tenant acknowledges and agrees that Landlord’s Mortgagee or Ground Lessor may reasonably require more than thirty (30) days to commence and/or complete performance. In no event shall Tenant have the right to terminate or rescind this Lease as a result of Landlord Default. Tenant waives such remedies of termination or rescission and agrees that Tenant’s remedies for default by Landlord under this Lease and for breach of any promise or inducement are limited to a suit for damages and/or injunction, and are specifically subject to this paragraph and Article 13, or Tenant’s remedy set forth in Section 17.11.2 below. The liability of Landlord (and its partners, shareholders, members, employees, agents or consultants) to Tenant (or any person or entity claiming by, through or under Tenant) for any Landlord Default or any matter relating to or arising out of the occupancy or use of the Premises and/or other areas of the Building shall be limited to Tenant's actual direct, but not consequential (including claims for loss of income or profit) or other speculative damages therefor and shall be recoverable only from the interest of Landlord in the Building and the Land, and Landlord (and its partners, shareholders or members) shall not be personally liable for any deficiency. Additionally, to the extent allowed by Applicable Law, Tenant hereby waives any statutory lien it may have against Landlord or its assets, including without limitation, the Building and the Land. In all circumstances under this Lease where the consent, permission or approval of Landlord is required before Tenant is authorized to take any particular action, Tenant agrees that its exclusive remedy if it believes that such consent, permission or approval has been improperly withheld by Landlord shall be to institute an action pursuant to this paragraph above either for a declaratory judgment or for a mandatory injunction requiring that such consent, permission or approval be given in lieu of any claim for damages.

17.11.2  If a Landlord Default is not cured by Landlord or the Mortgagee or Ground Lessor prior to the date of expiration of the notice and cure period provided above, and such Landlord Default poses an imminent threat of injury to persons or material damage to property at the Premises, then, if such Landlord Default continues for five (5) business days following Tenant’s delivery of a second written notice to Landlord, in addition to, but not in limitation of, any other remedies available to Tenant under this Lease, Tenant shall have the right, but not the obligation, to take such steps as are reasonably necessary to cure such then uncured Landlord Default. In the event that Tenant exercises its self-help rights in accordance with the terms and conditions set forth above in this paragraph, then in effecting such cure of such Landlord Default, Tenant may, without limitation, hire repairmen, pay bills, and generally perform any other act which Landlord is required to perform that is the subject of such Landlord Default. In the event that any mechanic’s lien is filed against the Building for any work performed by Tenant to cure such Landlord Default pursuant to this Section 17.11.2, then Tenant shall be responsible to remove such lien from the Building in accordance with the terms of this Lease. Landlord shall, within thirty (30) days after receipt of written notice and copies of all paid invoices therefor, reimburse Tenant for all actual, third party reasonable out-of-pocket costs and expenses reasonably incurred by Tenant in effecting such cure of such Landlord Default; provided, however, that in no event shall Tenant be entitled to offset or credit against, or otherwise withhold, any Rent or any other sums due and payable by Tenant hereunder.

17.12          Intentionally Omitted.

17.13          Mitigation of Damages. In the event that Landlord terminates this Lease or terminates Tenant’s right of possession of the Premises due to a Default, Landlord shall use commercially reasonable efforts to re-let the Premises to a prospective replacement tenant (a “Substitute Tenant”), subject to the following provisions:

17.13.1 Landlord has no obligation to solicit or entertain negotiations with any other prospective tenants for the Premises until Landlord obtains full and complete possession of the Premises, including, without limitation, the final and unappealable legal right to relet the Premises free of any claim of Tenant;

17.13.2 Landlord is not obligated to enter into a lease with any proposed Substitute Tenant which does not have, in Landlord’s reasonable opinion, sufficient financial resources or operating experience to operate the Premises in a first-class manner; and

17.13.3 Landlord is not obligated to enter into a new lease with a Substitute Tenant if Landlord would have the right to reasonably withhold Landlord’s consent to an assignment or subletting to such Substitute Tenant in accordance with the provisions of Article 21 of this Lease.

ARTICLE 18
NO WAIVER

No failure or delay by Landlord or Tenant in enforcing its right to performance by the other of every provision of this Lease or in exercising any right or remedy hereunder, and no payment by Tenant or acceptance by Landlord of full or partial rent during the continuance of any default, shall constitute a waiver of the provision or the default, and no provision shall be waived or modified except by a written instrument executed by Landlord or Tenant, as applicable. No payment by Tenant, or receipt by Landlord, of a lesser amount than the full Rent shall be deemed to be other than a payment on account, notwithstanding any endorsement or statement on any check or letter accompanying any payment of any Rent. No waiver of any default or settlement of any proceeding instituted on account of any claimed default shall affect or alter this Lease or constitute a waiver of any of Landlord’s or Tenant’s rights hereunder.

ARTICLE 19
HOLDING OVER

If Tenant shall be in possession of the Premises after termination of this Lease (whether by normal expiration of the Term or otherwise): (i) Tenant will be deemed to be occupying the Premises as a tenant from month-to-month, at the sum of (a) one hundred fifty percent (150%) of the Monthly Base Rent in effect for the last full month of the Term, with respect to the first ninety (90) days of such holding over, and (b) thereafter, two hundred percent (200%) of the Monthly Base Rent in effect for the last full month of the Term, plus, in all cases, the monthly installment of Additional Rent which is then payable, and subject to all of the other provisions of this Lease; and (ii) Landlord may exercise any or all remedies for Default and at law and in equity, including an action against Tenant for wrongfully holding over and an action for actual damages, and with respect to any holdover lasting longer than thirty (30) days, consequential damages; provided, however, that Tenant shall not be liable for consequential damages incurred by Landlord as a result of any holding over for any period of holdover that is shorter than thirty (30) days.

ARTICLE 20
SUBORDINATION

20.1            Lease Subordinate. This Lease shall, subject to the terms and conditions of this Lease, be subject and subordinate to the lien of any and all Mortgages and to any Ground Leases now or hereafter placed upon the Premises, the Building and/or the Land, and any and all renewals, extensions, modifications, recastings and refinancings thereof. This Article shall be self-operative, without execution of any further instrument; but if requested by Landlord or any Mortgagee, Tenant shall promptly execute a commercially reasonable certificate or other commercially reasonable document evidencing and providing for such subordination. Tenant shall attorn to any lender and any purchaser at a foreclosure sale, such attornment to be self-executing and effective upon acquisition of title to the Building by any purchaser at a foreclosure sale or by a lender in any manner. This Lease shall not be terminated by foreclosure or any other transfer of the Building and/or the Land. After a foreclosure sale of the Building and/or the Land, lender or any other purchaser at such foreclosure sale may, at lender’s or such purchaser’s option, accept or terminate this Lease. Tenant agrees that, if any Mortgage is foreclosed or Ground Lease terminated, upon request by the purchaser at the foreclosure sale or Ground Lessor, as the case may be, Tenant shall attorn to and recognize the purchaser or Ground Lessor as the landlord under this Lease and shall make all payments required hereunder to such new landlord without any deduction or set-off of any kind whatsoever except as specifically provided for in this Lease. Tenant waives the provisions of any Applicable Laws, now or hereafter in effect, which may give or purport to give Tenant any right to terminate or otherwise affect this Lease or the obligations of Tenant hereunder in the event that any such foreclosure, termination or other proceeding is filed, prosecuted or completed. Notwithstanding anything herein to the contrary, any Mortgagee may at any time subordinate the lien of its Mortgage to the operation and effect of this Lease without Tenant’s consent, by giving Tenant notice of such subordination, in which event this Lease shall be deemed to be senior to such Mortgage, and thereafter such Mortgagee shall have the same rights as it would have had if this Lease had been executed, delivered and recorded before said Mortgage.

20.2            Current Non-Disturbance Obligations. Landlord shall use commercially reasonable efforts to obtain from its current Mortgagee a non-disturbance agreement for the benefit of Tenant in a commercially reasonable form, which will be provided at Tenant’s sole cost and expense and at no additional cost or expense to Landlord.

20.3            Future Non-Disturbance Obligations. Landlord shall use commercially reasonable efforts to obtain from any future Mortgagee a non-disturbance agreement for the benefit of Tenant in a commercially reasonable form, which non-disturbance agreement will provide, at a minimum, that such Mortgagee recognizes this Lease; provided, however, that Tenant shall pay all reasonable out-of-pocket costs incurred by Landlord which are imposed by such Mortgagee with respect to such future non-disturbance agreement.

ARTICLE 21
ASSIGNMENT AND SUBLETTING

21.1            No Transfer Without Consent. Except with respect to a Permitted Transfer, Tenant shall not, voluntarily or involuntarily, without the consent of Landlord in each instance (i) assign, transfer, mortgage or otherwise encumber this Lease or any estate or interest herein or any of its rights hereunder, whether directly or by operation of law; and (ii) sublet the Premises or any part thereof or permit the occupancy or use of the Premises or any part thereof by any persons or entities other than Tenant (any of the events listed in (i) through (ii) being a “Transfer”). Any attempted Transfer in violation of the foregoing sentence shall be void. If at any time during the Term Tenant desires to Transfer, then in connection with Tenant’s request to Landlord for Landlord’s consent thereto, Tenant shall give forty-five (45) days’ notice prior to Landlord (“Tenant’s Request Notice”) containing: the identity of the proposed assignee, subtenant or other party and a description of its business; a written description of all of the terms of the proposed assignment, subletting or other Transfer and copies of the proposed pertinent and reasonable documentation; the commencement date of the proposed assignment, subletting or other Transfer (the “Proposed Sublease or Assignment Commencement Date”); the area proposed to be assigned, sublet or otherwise encumbered (the “Proposed Sublet or Assignment Space”); the most recent financial statement or other evidence of financial responsibility of such proposed assignee, subtenant or other party and reasonably satisfactory information about its business and business history, its proposed use of the Premises, commercially reasonable credit information, and such other commercially reasonable information or materials requested by Landlord sufficient to enable Landlord to determine the proposed transferee’s creditworthiness and character; and a certification executed by Tenant and such party stating whether or not any premium or other consideration is being paid in connection with the assignment, sublease or other transaction (including payments for personalty). Notwithstanding the foregoing, Landlord agrees that it shall not unreasonably withhold, condition or delay its consent to a proposed subletting or assignment. Without limiting Landlord's rights, it shall not be deemed unreasonable for Landlord to withhold consent to such transfer if based on one or more of the following grounds:

21.1.1  at the time of either Tenant's notice of the proposed assignment or sublease or the proposed commencement date thereof, there shall exist any uncured Tenant Default or matter which would become a Tenant Default with the giving of notice or the passage of time or both unless cured;

21.1.2  Landlord disapproves of the proposed assignee or subtenant's creditworthiness (which shall include the proposed assignee or subtenant meeting the then current commercially reasonable financial standards required by Landlord and transferee's tangible net worth must be equal to or greater than the greater of: (a) Tenant's tangible net worth at the time the Lease was executed, or (b) Tenant's tangible net worth at the time of the proposed transfer);

21.1.3  the assignment or subletting would involve a change in use from that expressly permitted under this Lease;

21.1.4  the assignment constitutes an assignment of less than all of Tenant's entire remaining right, title and interest under this Lease;

21.1.5  the assignment or subletting would subject the Premises to a use which would: (a) materially increase the insurance rates for the Building; or (b) violate any exclusive right granted to another tenant of the Building or the terms of any easement, covenant, condition or restriction, or other agreement affecting the Property; or

21.1.6  the proposed assignee or subtenant is: (a) an entity with which Landlord is already in negotiation as evidenced by the issuance of a written proposal within one hundred twenty (120) days prior to Tenant’s Request Notice, (b) a governmental or quasi-governmental agency, or (c) incompatible with the character of occupancy of the Property as determined by Landlord.

Notwithstanding anything to the contrary in this Lease, if Tenant or any proposed transferee claims that Landlord has unreasonably withheld or delayed its consent under this Article 21 or otherwise has breached or acted unreasonably under this Article 21, their sole remedies shall be a suit for declaratory judgment and an injunction for the relief sought, and Tenant hereby waives all other remedies, including, without limitation, any right at law or equity to terminate this Lease, on its own behalf and, to the extent permitted under all applicable Laws, on behalf of the proposed transferee.

21.2            Transfer of Ownership Interests. Notwithstanding anything to the contrary contained in this Section 21.2, the provisions of this Section 21.2 are subject and subordinate to Tenant’s right to make certain Permitted Transfers (as defined below) pursuant to the terms and conditions of Section 21.5 below, it being understood and agreed by Landlord that so long as a transfer in the interests of Tenant satisfies the terms and conditions of Section 21.6 below, then this Section 21.2 shall not be applicable with respect to such Permitted Transfer. In addition to the foregoing and not in limitation thereof, this Section 21.2 shall not apply to entities the ownership interests in which are publicly traded on a national or regional exchange or over-the-counter market. If Tenant is a partnership, then any event or series of events (whether voluntary, concurrent or related) resulting in a dissolution of Tenant, any withdrawal or change (whether voluntary, involuntary or by operation of law) of partners which results in beneficial ownership of less than fifty-one percent (51%) of the partnership interests in Tenant (or less than fifty-one percent (51%) of the beneficial ownership of any general partner in Tenant) being owned by the same partners owning at least fifty-one percent (51%) of the partnership interests in Tenant (or less than fifty-one percent (51% of the beneficial ownership of such general partner in Tenant) on the Effective Date or which results in a change in management control of Tenant from the management control of Tenant on the Effective Date, or any structural or other change having the effect of limiting the liability of the partners shall be deemed a Transfer subject to the provisions of this Article 21. If Tenant is a non-public corporation (or a partnership with a corporate general partner), then any event or series of events (whether voluntary, concurrent or related) resulting in a dissolution, merger, consolidation or other reorganization of Tenant (or such corporate general partner), or the sale or transfer or relinquishment of the interest of shareholders which results in beneficial ownership of less than fifty-one percent (51%) of the capital stock in Tenant being owned by the same shareholders owning at least fifty-one percent (51%) of the capital stock in Tenant on the Effective Date or which results in a change in management control of Tenant from the management control of Tenant on the Effective Date, shall be deemed a Transfer subject to the provisions of this Section 21; provided, however, that this sentence shall not apply to corporations whose stock is traded through a national or regional exchange or over-the-counter market. If Tenant is a limited liability company, then any event or series of events (whether voluntary, concurrent or related) resulting in a dissolution of Tenant, any withdrawal or any change (whether voluntary, involuntary or by operation of law), of members which results in beneficial ownership of less than fifty-one percent (51%) of the membership interests in Tenant (or less than fifty-one percent (51%) of the beneficial ownership of any member of Tenant) being owned by the same members owning at least fifty-one percent (51%) of the membership interests in Tenant (or less than fifty-one percent (51%) of the beneficial ownership of such member of Tenant) on the Effective Date or which results in a change in management control of Tenant from the management control of Tenant on the Effective Date shall be deemed a Transfer subject to the provisions of this Article 21.

21.3            Expenses and Profits; Effect of Consent.

21.3.1  Landlord’s consent to any proposed Transfer is expressly conditioned upon Tenant’s delivery to Landlord of a copy of the documents effecting the Transfer, which documents shall include a written agreement whereby the transferee expressly assumes Tenant’s obligations hereunder; however, any transferee of less than all of the space in the Premises shall be liable only for obligations under this Lease that are properly allocable to the space subject to the Transfer for the period of the Transfer. Except as agreed to between Landlord (in Landlord’s sole and absolute discretion) and Tenant in writing, no Transfer shall release Tenant or any guarantor of Tenant’s obligations hereunder (a “Guarantor”) from its obligations under this Lease, but rather Tenant, any such Guarantor and the transferee shall be jointly and severally liable therefor. If a Default occurs while the Premises or any part thereof are subject to a Transfer, then Landlord, in addition to its other remedies, may collect directly from such transferee all rents becoming due to Tenant and apply such rents against Rent. Tenant authorizes its transferees to make payments of rent directly to Landlord upon receipt of notice from Landlord to do so following the occurrence of a Tenant Default hereunder. Tenant shall pay for the cost of any demising walls or other improvements necessitated by a proposed subletting or assignment (provided that the foregoing shall not waive any approval right that Landlord may have with respect to such improvements pursuant to another provision of this Lease) . Upon any partial or full subletting or assignment by Tenant in accordance with the terms hereof (except with respect to a Permitted Transfer), any extension or renewal options, expansion options, rights of first offer or refusal and/or exclusive use provisions shall become null and void.

21.3.2  Tenant shall be responsible for all costs and expenses, including reasonable attorneys’ fees, incurred by Landlord in connection with any proposed or purported Transfer (not to exceed Three Thousand Dollars ($3,000.00)), whether or not Landlord ultimately consents to the proposed or purported Transfer.

21.3.3  The consent by Landlord to any Transfer shall neither be construed as a waiver or release of Tenant from any covenant or obligation of Tenant under this Lease, nor as relieving Tenant from giving Landlord the aforesaid forty-five (45) days’ notice of, or from obtaining the consent of Landlord to, any further Transfer. The collection or acceptance of Rent from any such assignee or subtenant shall not constitute a waiver or release of Tenant from any covenant or obligation of Tenant under this Lease, except as expressly agreed by Landlord in writing.

21.3.4  Tenant shall pay to Landlord, immediately upon receipt thereof, fifty percent (50%) the excess of all compensation received by Tenant for a Transfer over the Rent allocable to the portion of the Premises covered thereby. All compensation received by Tenant for a Transfer shall also include, but not be limited to, key money, bonus money and any other amounts paid by the transferee to Tenant in connection with such Transfer, and any payment in excess of fair market value for services rendered by Tenant to Transferee or for assets, fixtures, inventory, equipment or furniture transferred by Tenant to Transferee in connection with such Transfer. Landlord shall at all times have the right to audit the books and records of Tenant and of each transferee pertaining thereto and Tenant and each transferee shall permit Landlord to inspect and copy all such books and records upon request by Landlord.

21.4            Conditions of Assignment or Sublease. All restrictions and obligations imposed pursuant to this Lease on Tenant shall be deemed to extend to any subtenant, assignee, licensee, concessionaire or other occupant or transferee, and Tenant shall cause such person to comply with such restrictions and obligations as to the Premises and the Building in the event of an assignment and as to the subleased space and the Building in the event of a sublease. Any assignee shall be deemed to have assumed obligations as if such assignee had originally executed this Lease and at Landlord’s request shall execute promptly all reasonable documents confirming such assumption. Each sublease is subject to the condition that if the Term is terminated or Landlord succeeds to Tenant’s interest in the Premises by voluntary surrender or otherwise, at Landlord’s sole option, the subtenant shall be bound to Landlord for the balance of the term of such sublease and shall attorn to and recognize Landlord as its landlord under the then executory terms of such sublease or, at Landlord’s sole option, the sublease shall be deemed terminated.

21.5            Permitted Subleases and Assignments. Notwithstanding anything to the contrary in this Lease, in the event of a merger, reorganization or consolidation of Tenant, the sale of its interests or all or substantially all of its assets or stock, Landlord agrees that so long as the creditworthiness and tangible net worth of the transferee is at least equal to the creditworthiness and tangible net worth of Tenant originally named herein as of the Effective Date and as of the day immediately preceding the effectiveness of the applicable assignment or subletting, then, in such event, the provisions of Sections 21.1, 21.3, 21.4 and 21.10 shall not be applicable with regard to an assignment of this Lease or a subletting of all or any portion of the Premises (a “Permitted Transfer”) to Tenant’s Affiliate (as hereinafter defined) (a “Permitted Transferee”), so long as (1) Tenant originally named herein shall remain primarily liable under this Lease, notwithstanding any such assignment or subletting (unless Tenant is no longer existing, in which case such surviving entity shall assume all of the obligations of Tenant under this Lease), (2) except as provided in this Section 21.5, no other or further assignment or subletting shall be permitted without Landlord’s prior written consent in accordance with this Article 21, (3) Tenant notifies Landlord at least thirty (30) days prior to the effective date of any such assignment or sublease (or if such prior notice is prohibited by confidentiality obligations or law, promptly following the effective date of any such assignment or sublease) and promptly supplies Landlord with any then available non-confidential documents or information reasonably requested by Landlord regarding such Transfer or Permitted Transferee as set forth above, (4) no Default is then existing and continuing and such assignment or sublease is not a subterfuge by Tenant to avoid its obligations under this Lease, and (5) in the case of an assignment, the assignee executes an assignment and assumption agreement in Landlord’s then standard form with respect to the assumption by the assignee of all of Tenant’s then existing and future obligations under this Lease. An “Affiliate” shall be a person or entity that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Tenant or its parent, or which has succeeded to the ownership of Tenant or of substantially all of Tenant’s assets or stock by merger, reorganization or consolidation. “Control” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person or entity, whether through ownership of voting securities, by contract, or otherwise.

21.6            Occupancy by Affiliates. Tenant shall have the right to permit any of its Affiliates to occupy the Premises without the Landlord’s consent, provided that any such occupancy shall (i) be effectuated through occupancy license agreements as opposed to subleases or assignment agreements, and (ii) not affect Tenant’s obligations under this Lease, and any such occupants shall be subject to all of terms and conditions of this Lease.

21.7            Permitted Occupancy Agreements. Notwithstanding anything contained in this Section 21 to the contrary (except Section 21.5 above), if no Default on the part of Tenant then exists hereunder then Tenant may, without Landlord’s prior written consent and without being subject to Landlord’s rights and Tenant’s obligations set forth in Sections 21.1, 21.3 and 21.4 above, license one or more individual offices (and the use of areas ancillary thereto) in the Premises, or to grant short-term occupancy or “desk space” rights to third parties (the “Permitted Occupancy Agreements”); provided, however, that (a) such arrangements shall be with Tenant’s clients, customers, prime contractors or subcontractors working on contracts with Tenant and other parties with whom Tenant has a bona fide business relationship, (b) any such desk space user shall agree to indemnify Landlord, Landlord’s management agent and any Mortgagees and to hold them harmless from and against all costs, damages, claims, liabilities and expenses, including, but not limited to, reasonable attorneys’ fees, directly or indirectly, based on, arising out of or resulting from: (i) such desk space user’s use and occupancy of the Premises or the business conducted by such desk space user therein or such desk space user’s presence in the Premises, (ii) any act or omission of such desk space user or its employees, agents or contractors, and (iii) any breach or default by such desk space user in the observance or performance of Tenant’s covenants and obligations under this Lease (other than Tenant’s obligations to pay Base Rent and Additional Rent hereunder); (c) Tenant shall notify Landlord of such arrangement at least ten (10) business days after request by Landlord of notice of such arrangement(s) commencing; (d) such Permitted Occupancy Agreements shall not comprise more than twenty-five (25%) of the rentable area of the Premises in the aggregate then being leased by Tenant hereunder; (e) in no event shall the use of any portion of the Premises by any such desk space user create or be deemed to create any right, title or interest of desk space user in any portion of the Premises or this Lease, (f) such occupancy shall terminate automatically upon the termination of this Lease, (g) Tenant does not separately demise any space so occupied by such desk space user, and no desk space user shall occupy a separately demised portion of the Premises or which contains an entrance to such portion of the Premises other than the primary entrance to the Premises, and (h) such occupancy shall not be a subterfuge by Tenant to avoid its obligations under this Lease or the restrictions on transfers pursuant to this Article 21. Tenant shall promptly supply Landlord with any documents or information reasonably requested by Landlord regarding any Permitted Occupancy Agreement, and no such occupancy shall relieve Tenant from any liability under this Lease. Notwithstanding anything contained herein to the contrary, for purposes of this Section 21 only, individual consultants and/or independent contractors retained by Tenant for a particular project working on an on-going basis pursuant to bona fide contractors directly with Tenant may occupy portions of the Premises during the Term hereof (and subject in all events to all of the terms and conditions of this Lease) without Landlord’s consent.

21.8            Intentionally Omitted.

21.9            Intentionally Omitted.

21.10            Cancellation. Landlord may, within thirty (30) days after submission of Tenant’s written request for Landlord’s consent to an assignment or subletting, cancel this Lease (or the portion of the Premises if relating to a sublease for less than the entire Premises, if applicable) as of the date the proposed Transfer is to be effective. In the case of a proposed sublease for less than the entire Premises, and if Landlord cancels this Lease as to any portion of the Premises, then this Lease shall cease for such portion of the Premises and Tenant shall pay to Landlord all Rent accrued through the cancellation date relating to the portion of the Premises covered by the proposed Transfer and Rent shall be reduced proportionately based on the remaining square footage in the Premises. Thereafter, Landlord may lease such portion of the Premises, or the entire Premises, as applicable, to the prospective transferee (or to any other person) without liability to Tenant.

ARTICLE 22
TRANSFER BY LANDLORD

Landlord (and any successor or affiliate of Landlord) may freely sell, assign or transfer all or any portion of its interest in this Lease or the Premises, the Building or the Land and, in the event of any such sale, assignment or transfer and assumption of Landlord’s liabilities and obligations under this Lease, shall be relieved of any and all obligations under this Lease from and after the date of the sale, assignment or transfer and the assumption of Landlord’s obligations under this Lease by the transferee. From and after said date, Tenant shall be bound to such purchaser, assignee or other transferee, as the case may be, as though the latter had been the original Landlord hereunder, provided that the purchaser, assignee or transferee agrees to assume the obligations of Landlord hereunder first arising on and after the date of the sale, assignment or transfer.

ARTICLE 23
INABILITY TO PERFORM

Landlord and/or Tenant shall be excused for the period of delay in the performance of any of their obligations hereunder, except Tenant’s obligations to pay any Rent or other sums of money due under the terms of this Lease, and shall not be considered in default, when prevented from so performing because of Force Majeure; provided, however, the claiming party must notify the other party of any such delay, with full details, within a reasonable period of time after Landlord or Tenant becomes aware following the initial occurrence of such Force Majeure event in order to delay the performance of any obligation hereunder.  Notwithstanding anything to the contrary contained in this Article 23, if any work performed by Tenant, Tenant’s contractors and/or subcontractors results in a strike, lockout and/or labor dispute, such strike, lockout and/or labor dispute shall not be deemed Force Majeure upon which Tenant may rely for purposes of this Lease. Dates by which performance obligations are scheduled to be met will be extended for a period of time equal to the time lost due to any delay so caused.  Under no circumstances shall the non-payment of money or a failure attributable to a lack of funds be deemed to be (or to have caused) an event of Force Majeure. Nothing in this Article 23 shall permit Tenant to holdover in the Premises after the expiration or earlier termination of this Lease.

ARTICLE 24
ESTOPPEL CERTIFICATES; financial statements

24.1            Estoppel Certificates. Tenant and Landlord, as appropriate, shall, without charge, within fifteen (15) business days after receipt of any request therefor, execute and deliver to Landlord or Tenant, as applicable, a certificate stating: (i) whether this Lease is unmodified and in full force and effect (or if there have been modifications, that the Lease is in full force and effect and setting forth all such modifications); (ii) whether, to the best of Landlord’s or Tenant’s knowledge, as applicable, there then exist any defenses against the enforcement of any right of Landlord or Tenant, as applicable, hereunder (and, if so, specifying the same in detail); (iii) the dates to which rent and any other charges hereunder have been paid by Tenant; (iv) that Tenant or Landlord, as applicable, has no knowledge of any then uncured defaults under this Lease (or, if Tenant or Landlord, as applicable, has knowledge of any such defaults, specifying the same in detail); (v) that Tenant or Landlord, as applicable, has no knowledge of any event that will or may result in the termination of this Lease (or, if Tenant or Landlord, as applicable, has such knowledge, specifying the same in detail); (vi) the address to which notices to Tenant are to be sent; and (vii) such other information as may be reasonably requested. It is understood that any such certificate may be relied upon by Landlord, Tenant, any sublessee or assignee of Tenant, any Mortgagee, prospective Mortgagee, Ground Lessor, prospective Ground Lessor, or purchaser or prospective purchaser of the Land or the Building or of all or any of Landlord’s interest therein or purchaser of, or successor to, Tenant’s business.

24.2            Financial Statements. Within ten (10) business days after Landlord’s request, Tenant will furnish Tenant’s most recent audited financial statements (including any notes to them) to Landlord, or, if no such audited statements have been prepared, such other financial statements (and notes to them) as may have been prepared by an independent certified public accountant or, failing those, Tenant’s internally prepared financial statements certified as “true and correct” by Tenant’s chief financial officer or treasurer to Landlord. If Tenant is a publicly traded corporation, Tenant may satisfy all obligations under this Section 24.2 by providing to Landlord Tenant’s most recent annual and quarterly reports publicly filed with the U.S. Securities and Exchange Commission or other similar government commission or body applicable to Tenant. Tenant will discuss its financial statements with Landlord and, following the occurrence of a Tenant Default hereunder, will give Landlord access to Tenant’s books and records in order to enable Landlord to verify the financial statements. Landlord will not disclose any aspect of Tenant’s financial statements that Tenant designates to Landlord as confidential except: (1) to Landlord’s mortgagee or prospective mortgagees or purchasers of the Building or investors or prospective investors in Landlord; (2) to Landlord’s advisors and consultants; (3) in litigation between Landlord and Tenant; and (4) if required by court order. Tenant shall not be required to deliver the financial statements required under this Section 24.2 more than once in any twelve (12) month period unless requested by Landlord’s Mortgagee or a prospective buyer or lender of the Property or a Tenant Default occurs.

ARTICLE 25
COVENANT OF QUIET ENJOYMENT

Landlord covenants that it has the right to make this Lease and that, if Tenant shall pay all Rent and may not be in Default under Section 17.1 of this Lease, Tenant shall have the right, during the Term and subject to the provisions of this Lease, to quietly occupy and enjoy the Premises pursuant to the terms and conditions of this Lease without hindrance by Landlord or its successors and assigns lawfully claiming by or through Landlord.

ARTICLE 26
WAIVER OF JURY TRIAL

To the extent permitted under Applicable Law, Landlord and Tenant hereby waive trial by jury in any action, proceeding or counterclaim brought by either of them against the other with respect to any matter arising out of or connected with this Lease.

ARTICLE 27
BROKERS

Landlord and Tenant each represents and warrants to the other that neither of them has employed or dealt with any broker in procuring or carrying on any negotiations relating to this Lease. Landlord and Tenant shall indemnify and hold each other harmless from any loss, claim or damage relating to the breach of the foregoing representation and warranty.

ARTICLE 28
NOTICES

No notice, request, approval, consent, waiver, demand or other communication which may be or is required or permitted to be given under this Lease shall be effective unless the same is in writing and hand-delivered, sent by registered or certified mail, return receipt requested, first-class postage prepaid, or sent with charges prepaid by a nationally recognized air courier service, addressed to Landlord at the Landlord Notice Address or to Tenant at the Tenant Notice Address, as applicable, or at any other address of which either party shall notify the other in accordance with this Article 28. Such communications, if sent by registered or certified mail, shall be deemed to have been given (a) when delivered, if delivered by hand, or (b) if mailed as set forth above in this Article 28, two (2) days after the date of mailing, or (c) if sent by a nationally recognized air courier service as set forth above in this Article 28, one (1) business day after the date of deposit of the notice with such service. Notwithstanding the foregoing, if such party’s address has changed and the other party has not been given notice of such change in accordance with the requirements of this Article 28, or if a party refuses delivery, a communication shall be deemed to have been given upon the first attempted delivery to the address for a party set forth in this Lease. If any Mortgagee shall notify Tenant that it is the holder of a Mortgage affecting the Premises, no notice, request or demand thereafter sent by Tenant to Landlord shall be effective until a copy of same shall be sent to such Mortgagee in the manner prescribed in this Article 28 at such address as such Mortgagee shall designate.

ARTICLE 29
MISCELLANEOUS PROVISIONS

29.1            Benefit and Burden. The provisions of this Lease shall be binding upon, and shall inure to the benefit of, the parties hereto and each of their respective successors and permitted assigns.

29.2            Governing Law. This Lease shall be construed and enforced in accordance with the laws of California.

29.3            No Partnership. Nothing contained in this Lease shall be deemed to create a partnership or joint venture between Landlord and Tenant, or to create any other relationship between the parties other than that of Landlord and Tenant.

29.4            Delegation by Landlord. Wherever Landlord has the authority to take any action under this Lease, Landlord shall have the right to delegate such authority to others, and Landlord shall be responsible for the authorized actions of such agents, employees and others, to the same extent as if Landlord had taken such action itself.

29.5            Tenant Responsibility for Agents. In any case where Tenant is responsible for performing or refraining from an act or for preventing an action or result from occurring, if Tenant delegates (by notice to Landlord) such authority to others, Tenant shall also be responsible for the authorized actions taken or omitted by Tenant’s agents, and Tenant shall also be responsible for actions taken or omitted by employees, business invitees, licensees, contractors and subtenants.

29.6            Invalidity of Particular Provisions. If any provision of this Lease or the application thereof to any person, entity or circumstance shall, to any extent, be held invalid or unenforceable, the remaining provisions and the application of such invalid or unenforceable provisions to persons, entities and circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby. Each provision of this Lease shall be valid and enforced to the fullest extent permitted by law.

29.7            Counterparts; Digital Signatures. This Lease may be executed in several counterparts, all of which shall constitute one and the same document. In any action or proceeding, any photographic, photostatic, or other copy of this Lease may be introduced into evidence without foundation. The parties agree to accept a digital image (including but not limited to an image in the form of a PDF, JPEG, GIF file, or other e-signature including Docusign) of this Lease, if applicable, reflecting the execution of one or both of the parties, as a true and correct original.

29.8            Entire Agreement. This Lease, and any exhibits and addenda attached hereto, embody the entire agreement of the parties hereto, and no representations, inducements or agreements, oral or otherwise, between the parties not contained in this Lease or in the exhibits or addenda shall be of any force or effect. No rights, privileges, easements or licenses are granted to Tenant hereby, except as expressly set forth herein.

29.9            Amendments. This Lease may not be modified in whole or in part in any manner other than by an agreement in writing.

29.10          Mortgagee’s Performance. Tenant shall accept performance of any of Landlord’s obligations hereunder by any Mortgagee.

29.11          Limitation on Interest. In any case where this Lease provides for a rate of interest that is higher than the maximum rate permitted by Applicable Laws, the rate specified herein shall be deemed to equal, and the party designated as recipient of such interest shall be entitled to receive, the maximum rate of interest permitted by Applicable Laws.

29.12          Remedies Cumulative. All rights and remedies of Landlord and Tenant shall be cumulative and shall not be exclusive of any other rights or remedies of Landlord or Tenant, as applicable, hereunder or now or hereafter existing at law or in equity.

29.13          Construction of Lease. There shall be no presumption that this Lease be construed more strictly against the party who itself or through its agent prepared it. Landlord and Tenant hereby agree that all parties hereto have participated in the preparation of this Lease and that each party had the opportunity to consult legal counsel before the execution of this Lease.

29.14          Authority. Tenant and Landlord each represents and warrants that such person is duly authorized to so act; that Tenant and Landlord are each duly organized, is qualified to do business in the jurisdiction in which the Building is located, is in good standing under the Applicable Laws of the state of its organization, and has the power and authority to enter into this Lease; and that all action required to authorize Tenant and Landlord, as applicable, and such person to enter into this Lease has been duly taken.

29.15          Use of Certain Terms. Whenever the terms “including” or “include” are used herein, such terms shall mean “including, but not limited to,” and “include, but not be limited to,” respectively. Whenever an action, decision or similar right is described herein as being at Landlord’s or Tenant’s option, such action, decision or similar right shall be at Landlord’s or Tenant’s, as applicable, sole option. References to Sections or Articles shall mean sections or articles, as applicable, of this Lease, and use of the terms “hereunder,” “herein,” or similar terms shall refer to this Lease in its entirety, as opposed to the specific sentence, subsection, section or article of this Lease in which such term appears.

29.16         Exhibits. All exhibits are incorporated into and made a part of this Lease.

29.17         Intentionally Omitted.

29.18         Qualified Leases. The parties intend that all payments made to Landlord under this Lease will qualify as rents from real property for purposes of Sections 512(b)(3) and 856(d) of the Internal Revenue Code of 1986, as amended (“Qualified Rents”). If Landlord, in its sole discretion, advises Tenant that there is any risk that all or part of any payments made under this Lease will not qualify as Qualified Rents, Tenant agrees (i) to cooperate with landlord to restructure this Lease in such manner as may be necessary to enable such payments to be treated as Qualified Rents, and (ii) to permit an assignment of this Lease, in each case to the extent such restructuring or assignment will not have a material adverse economic impact on Tenant.

29.19         Intentionally Omitted.

29.20         Confidentiality. Landlord and Tenant each acknowledges that the terms and conditions of this Lease are to remain confidential and may not be disclosed to anyone by any manner or means, directly or indirectly, without the other party’s prior written consent, except to personnel employed by a party hereto, as reasonably necessary for Landlord’s or Tenant’s performance of its obligations under this Lease or for tax reporting, public company filing purposes or legal purposes, to prospective purchasers, partners, financiers, or lenders, and to prospective subtenants or assignees under this Lease. The preceding provisions of this Section shall not apply to, or bar or limit any legal action between Tenant and Landlord to enforce this Lease. The consent by a party to any disclosures shall not be deemed to be a waiver on the part of such party of any prohibition against any future disclosure.

29.21          Agreed Figures. Except as otherwise expressly set forth set forth herein, all figures set forth in this Lease including the square footage of the Premises represent negotiated sums and percentages and are binding and conclusive as between Landlord and Tenant, and, are not subject to adjustment regardless of any future or differing measurements of the Premises.

29.22          OSHA Regulations. Tenant acknowledges that it has been notified of the presence or potential presence of asbestos-containing materials (“ACM”) and materials designated by the Occupational Safety and Health Administration (“OSHA”) as presumed asbestos-containing materials (“PACM”) located in the Premises, the Building or the Property. The following materials must, in accordance with OSHA regulations, be treated as PACM: any thermal system insulation and surfacing material that is sprayed on, troweled on, or applied in some other manner, as well as any resilient flooring material installed in 1980 or earlier. Upon written request by Tenant without any duty of investigation by Landlord, Landlord shall provide Tenant with copies of any information pertaining to ACM or PACM located in Landlord’s files; provided that, any such information Tenant has received or may receive from Landlord is furnished without any warranty whatsoever and on the express condition that Tenant shall make an independent verification of the accuracy of such information.

29.23          Joint and Several. If Tenant is comprised of more than one (1) party, each such party shall be jointly and severally liable for Tenant’s obligations under this Lease. All unperformed obligations of Tenant hereunder not fully performed at the end of the Term shall survive the end of the Term, including payment obligations with respect to Rent and all obligations concerning the condition and repair of the Premises.

29.24          Attorneys’ Fees. In the event of any action at law or suit in equity to interpret or enforce the provisions of this Lease, the prevailing party shall be entitled to recover from the other party reasonable attorneys’ fees and costs.

29.25          Law Governing. This Lease shall be governed by the laws of the State of California.

29.26         Time is of the Essence. Time is of the essence of this Lease in the performance of each and every term, covenant and condition of this Lease.

29.27          Disclaimer. LANDLORD AND TENANT EXPRESSLY DISCLAIM ANY IMPLIED WARRANTY THAT THE PREMISES ARE SUITABLE FOR TENANT’S INTENDED COMMERCIAL PURPOSE, AND TENANT’S OBLIGATION TO PAY RENT HEREUNDER IS NOT DEPENDENT UPON THE CONDITION OF THE PREMISES OR THE PERFORMANCE BY LANDLORD OF ITS OBLIGATIONS HEREUNDER, AND, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, TENANT SHALL CONTINUE TO PAY THE RENT, WITHOUT ABATEMENT, DEMAND, SETOFF OR DEDUCTION, NOTWITHSTANDING ANY BREACH BY LANDLORD OF ITS DUTIES OR OBLIGATIONS HEREUNDER, WHETHER EXPRESS OR IMPLIED.

ARTICLE 30
PARKING

30.1            Use of Parking. Tenant shall have the use of all parking spaces located within the Property. In addition, Tenant may, at Tenant’s sole cost and expense, from time to time contract with a valet company to provide valet services as long as Tenant does not utilize more spaces than it is allocated under this Lease.

ARTICLE 31
HAZARDOUS MATERIALS

31.1            Definition. As used in this Lease, the term “Hazardous Material” means any flammable items, explosives, radioactive materials, hazardous or toxic substances, material or waste or related materials, including any substances defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “infectious wastes”, “hazardous materials” or “toxic substances” now or subsequently regulated under any Applicable Laws, including, without limitation, oil, petroleum-based products, paints, solvents, lead, cyanide, DDT, printing inks, acids, pesticides, ammonia compounds and other chemical products, asbestos, PCBs and similar compounds, and including any different products and materials which are subsequently found to have adverse effects on the environment or the health and safety of persons.

31.2            General Prohibition. Tenant shall not cause or permit any Hazardous Material to be generated, produced, brought upon, used, stored, treated, discharged, released, spilled or disposed of on, in under or about the Premises, the Building, or the Land (hereinafter referred to collectively as the “Property”) by Tenant or Tenant’s employees, agents, invitees, guests, assignees, subtenants, contractors or visitors (collectively, “Tenant’s Invitees”) except for the liquid nitrogen tank in the Premises and any other existing Hazardous Materials disclosed to Landlord (together with such liquid nitrogen tank, collectively, “Existing HM”) provided that all such Existing HM are used, stored and disposed of in accordance with Applicable Laws. Tenant shall indemnify, defend and hold harmless Landlord, Landlord’s managing agent and all Mortgagees from and against any and all actions (including remedial or enforcement actions of any kind, administrative or judicial proceedings, and orders or judgments arising out of or resulting therefrom), costs, claims, damages (including reasonable attorneys’, consultants’, and experts’ fees, court costs and amount paid in settlement of any claims or actions), fines, forfeitures or other civil, administrative or criminal penalties, injunctive or other relief (whether or not based upon personal injury, property damage, or contamination of, or adverse effects upon, the environment, water tables or natural resources), liabilities or losses arising from a breach of this prohibition by Tenant or Tenant’s Invitees or from the Existing HM. Nothing herein shall prohibit Tenant’s use of materials generally found in industrial buildings such as cleaning supplies, toner for copy machines, and materials used in kitchens such as dry ice, refrigeration materials and the like, provided that all such materials are used, stored and disposed of in accordance with Applicable Laws.

31.3            Notice. In the event that Hazardous Materials including Existing HM are discovered upon, in, or under the Property, and any governmental agency or entity having jurisdiction over the Property requires the removal or other treatment of such Hazardous Materials, Tenant shall be responsible for the removal or other treatment of those Hazardous Materials arising out of or related to the use or occupancy of, or the performance of any work at the Property, including, but not limited to, the disturbance of any pre-existing Hazardous Materials, by Tenant or Tenant’s Invitees. Notwithstanding the foregoing, Tenant shall not take any remedial action in or about the Property or any portion thereof without first notifying Landlord of Tenant’s intention to do so and affording Landlord the opportunity to protect Landlord’s interest with respect thereto. Tenant agrees that Landlord shall have the right to manage or perform (or any combination thereof), at Tenant’s sole cost and expense, any work required in connection with the inspection, identification, removal or treatment of any such Hazardous Materials, including, but not limited to, the right to interrupt the performance of any Alterations and to assert control over the procedures and work necessary to accomplish such inspections, identification, removal or other treatment of Hazardous Materials, and Tenant shall reimburse Landlord for all costs incurred by Landlord in connection with the foregoing within ten (10) days following Landlord’s written demand to Tenant therefor.

Tenant immediately shall notify Landlord in writing of (to the extent not previously disclosed to Landlord): (i) any spill, release, discharge or disposal of any Hazardous Material in, on or under the Property or any portion thereof; (ii) any enforcement, cleanup, removal or other governmental or regulatory action instituted, contemplated, or threatened (if Tenant has notice thereof) pursuant to any Applicable Laws respecting Hazardous Materials; (iii) any claim made or threatened by any person against Tenant or the Property or any portion thereof relating to damage, contribution, cost recovery, compensation, loss or injury resulting from or claimed to result from any Hazardous Materials; and (iv) any reports made to any governmental agency or entity arising out of or in connection with any Hazardous Materials in, on under or about or removed from the Property or any portion thereof, including any complaints, notices, warnings, reports or asserted violations in connection therewith. Tenant also shall supply to Landlord as promptly as possible, and in any event within five (5) business days after Tenant first receives or sends the same, copies of all claims, reports, complaints, notices, warnings or asserted violations relating in any way to the Premises, the Property or Tenant’s use or occupancy thereof.

31.4            Survival. The respective rights and obligations of Landlord and Tenant under this Article 31 shall survive the expiration or earlier termination of this Lease.

31.5            Landlord’s Representation Regarding Hazardous Materials. In the event that Landlord receives written notice from a governmental agency of the presence of Hazardous Materials on the Premises or in the Building (whether or not such Hazardous Materials are utilized by Tenant in a quantity and of a nature that violates any Applicable Laws or constitute Existing HM), Tenant shall take such action, if any, as may be required to comply with such Applicable Laws within thirty (30) days after Landlord notifies Tenant of such discovery, except as and to the extent such Hazardous Materials were introduced to the Property by or on behalf of Landlord in which case Landlord shall take such action, if any, as may be required to comply with such Applicable Laws within thirty (30) days after receipt of written notice from a governmental agency; provided, however, that Landlord shall have the right to contest any such notice of violation, in which case Landlord’s obligation to cure, if any, shall not arise until after the final adjudication of the validity of the violation notice. If the removal of such Hazardous Material cannot be completed within said 30-day period, such period will be extended for a reasonable additional time as is necessary to effect such removal or remediation, provided Landlord and/or Tenant (as applicable) has commenced the removal within thirty (30) days after notice of discovery and proceeds diligently thereafter to effect such removal.

31.6            Overriding Exception. Notwithstanding anything to the contrary in this Lease, Landlord shall not include in Operating Expenses, or pass on to Tenant directly or indirectly, the cost or expense incurred by Landlord in monitoring, reporting, testing, abating and/or removing any Hazardous Materials introduced to the Property by or on behalf of Landlord.

ARTICLE 32
RECORDATION of memorandum

On the Effective Date, Landlord and Tenant shall enter into and record a short form memorandum of the Lease, in the form of Exhibit D attached hereto or otherwise in proper form for recording. Tenant shall pay the cost, fees or other amounts for the recording of the memorandum. Upon expiration of the Term or earlier termination of this Lease, Landlord and Tenant shall enter into and record a termination of such memorandum.

ARTICLE 33
SIGNS

Tenant (including its successors) shall have the right to retain all signage that currently exists on or in or outside the Building and any replacements thereof, in each case at Tenant’s sole cost and expense.

ARTICLE 34
OPTION TO EXTEND

34.1            Option to Extend. Provided that (i) the original Tenant has not assigned the Lease or sublet the Premises (except with respect to a Permitted Transfer), and (ii) Tenant is not then in Default at the time of exercise of the Renewal Option (as hereinafter defined), and at the commencement of the Renewal Period (as hereinafter defined), Tenant shall have two (2) options (the “Renewal Option”) to extend the initial Term of this Lease for an additional five (5) year period (the “Renewal Period”) after the expiration of the initial Term. The Renewal Option shall be exercisable only by written notice given by Tenant to Landlord not later than nine (9) months, nor earlier than twelve (12) months, prior to the expiration of the initial Term. In the event that Tenant does not timely exercise the Renewal Option, the Renewal Option shall be null and void and of no further force or effect, time being of the essence in the exercise of the Renewal Option and it being acknowledged and agreed by Tenant that Landlord shall be entitled to rely on any failure by Tenant to give written notice of its exercise of the Renewal Option by the date set forth herein for such exercise thereof.

34.2            Prevailing Market Rent. All terms and conditions of this Lease shall be applicable during the Renewal Period except that the amount of Base Rent charged for the Renewal Period shall be the then “Prevailing Market Rent”. The term “Prevailing Market Rent” shall mean the annual amount per rentable square foot that a tenant has paid and Landlord has accepted in transactions during the period of eighteen (18) months and twelve (12) months prior to the commencement of the Renewal Period between non-affiliated parties from new, non-expansion, non-renewal and non-equity tenants of comparable credit-worthiness, for comparable space, for a comparable use for a comparable period of time (“Comparable Transactions”) in the Building, or if there are not a sufficient number of Comparable Transactions in the Building, what a comparable landlord of comparable buildings in the Sunnyvale submarket of California with comparable vacancy factors would accept in Comparable Transactions. In any determination of Comparable Transactions consideration shall be given to the annual rental rates per rentable square foot, the standard of measurement by which the rentable square footage is measured, the ratio of rentable square feet to usable square feet, the type of escalation clause (e.g., whether increases in additional rent are determined on a net or gross basis, and if gross, whether such increases are determined according to a base year or a base dollar amount expense stop), abatement provisions reflecting free rent and/or no rent during the period of construction or subsequent to the commencement date as to the space in question, brokerage commissions, if any, which would be payable by Landlord in similar transactions, length of the lease term, size and location of premises being leased, building standard work letter and/or tenant improvement allowances, if any, the value of the existing tenant improvements to the typical prospective tenant and ignoring the fact that the existing improvements were built out for Tenant, and other generally applicable conditions of tenancy for such Comparable Transactions. The intent is that Tenant will obtain the same rent and other economic benefits that Landlord would otherwise give in Comparable Transactions and that Landlord will make, and receive the same economic payments and concessions that Landlord would otherwise make, and receive in Comparable Transactions. If, for example, after applying the criteria set forth above, Comparable Transactions provide a new tenant with comparable space at Thirty-Two Dollars ($32) per rentable square foot, with a Ten Dollar ($10) base amount expense stop, three (3) months at no rent to construct improvements, four (4) months’ free rent, Fifty Dollars ($50) per usable square foot tenant improvement allowance, a lease takeover obligation in the amount of One Hundred Thousand Dollars ($100,000.00), a brokerage commission of Fifty Thousand Dollars ($50,000), and certain other generally applicable economic terms, the Prevailing Market Rent for Tenant shall not be Thirty-Two Dollars ($32) per rentable square foot only, but shall be the equivalent of Thirty-Two Dollars ($32) per rentable square foot, a Ten Dollar ($10) base amount expense stop, three (3) months at no rent to construct improvements or three (3) months’ additional free rent in lieu of such construction, an additional four (4) months’ free rent, Fifty Dollars ($50) per usable square foot tenant improvement allowance or payment in lieu of such allowance, a lease takeover obligation in the amount of One Hundred Thousand Dollars ($100,000.00), a payment to Tenant’s then broker of a Fifty Thousand Dollar ($50,000) brokerage commission (or if Tenant is not then represented by a broker, Tenant shall receive a rent credit in the amount of the brokerage commission that Landlord would have otherwise been required to pay) and such other generally applicable economic terms. If within thirty (30) days following delivery of Tenant’s notice, Landlord and Tenant have not mutually agreed on the Prevailing Market Rent for the Renewal Period in question, then the parties shall use the following method to determine the Prevailing Market Rent (the “Three Broker Method”): within ten (10) business days after the expiration of such thirty-day period, each party shall give written notice to the other setting forth the name and address of a Broker (as hereinafter defined) selected by such party who has agreed to act in such capacity, to determine the Prevailing Market Rent. If either party has failed to select a Broker as aforesaid, the Prevailing Market Rent shall be determined by the Broker selected by the other party. Each Broker shall thereupon independently make his or her determination of the Prevailing Market Rent within twenty (20) days after the appointment of the second Broker. If the two Brokers’ determinations are not the same, but the higher of such two values is not more than one hundred five percent (105%) of the lower of them, then the Prevailing Market Rent shall be deemed to be the average of the two values. If the higher of such two values is more than one hundred five percent (105%) of the lower of them, then the two Brokers shall jointly appoint a third Broker within ten (10) days after the second of the two determinations described above has been rendered. The third Broker shall independently make his determination of the Prevailing Market Rent within twenty (20) days after his appointment. The highest and the lowest determinations of value among the three Brokers shall be disregarded and the remaining determination shall be deemed to be the Prevailing Market Rent.

34.3            Amendment. Within thirty (30) days (subject to written extension by Landlord) after the later to occur of (i) the date on which Landlord and Tenant agree upon the Prevailing Market Rent or (ii) the date on which the Prevailing Market Rent is otherwise determined by the Three Broker Method, Landlord shall deliver to Tenant an amendment to this Lease which does not modify any of the terms and conditions of this Lease except to incorporate the applicable economic terms of the Renewal Period, and Tenant and Landlord shall execute such amendment to this Lease setting forth the terms as to the Renewal Period within thirty (30) days after delivery of such amendment which complies with the terms of this Section 34.3; provided, however, in the event that either party fails to execute such amendment within such thirty (30) day period, the failure of either party to execute such amendment shall not affect the legally binding nature of Tenant’s exercise of the Renew Option or the Rent for the Renewal Period as determined herein.

34.4            Broker. For the purposes of this Article 34, “Broker” shall mean a real estate broker or salesperson licensed in the State of California, who has been regularly engaged in such capacity in the business of commercial industrial leasing in the Sunnyvale submarket of California for at least ten (10) years immediately preceding such person’s appointment hereunder. Each party shall pay for the cost of its Broker and one half of the cost of the third Broker.

ARTICLE 35
ROOFTOP EQUIPMENT LICENSE

35.1            Subject to the terms of this Article 35, Landlord hereby grants to Tenant a license to use all rooftop space that it is currently using as of the Effective Date (“Rooftop Equipment”).

35.2            This Article 35 shall be subject at all times to the following conditions:

35.2.1  The Rooftop Equipment shall be at all times operated, maintained and repaired by Tenant, at Tenant’s sole cost and expense. All penetrations into any Building surfaces shall be sealed so as to prevent any water leakage. Tenant shall not undertake or engage in any installation of the Rooftop Equipment without first submitting to Landlord detailed working plans of all such installations and obtaining prior written approval of Landlord, which may only be granted or withheld pursuant to Article 8 hereof. Landlord shall also have the right to approve the contractor or subcontractor installing the Rooftop Equipment, provided Landlord’s approval shall not be unreasonably withheld, conditioned or delayed, further provided no such contractor or subcontractor shall nullify or otherwise adversely affect any warranty covering the roof.

35.2.2  Throughout the period of such installation, and thereafter during any operation, maintenance or repair of the Rooftop Equipment, Tenant shall install and utilize, at Tenant’s sole expense, such screening supports, walk boards, and such other materials as may be required by Landlord to protect the Building or any part thereof, the Building generally, pedestrians, vehicles on adjacent roadways and any other property or owners of property adjacent to the Building.

35.2.3  The Rooftop Equipment installed or operated by Tenant hereunder shall be installed, operated, maintained and repaired by Tenant in a good and workmanlike manner and in a manner which shall not impair the structure, value, rental value or rentability of, or detract from the appearance of, the Building or any part thereof.

35.2.4  The Rooftop Equipment installed or operated by Tenant hereunder shall be installed, operated, maintained and repaired by Tenant in a manner which shall not cause a violation of any agreements or warranties with respect to the Building or any part thereof as are now or hereafter shall be held by or entered into by Landlord or Landlord’s management agent.

35.2.5  The Rooftop Equipment installed or operated by Tenant hereunder shall be installed, operated, maintained and repaired by Tenant in a manner which shall not interfere with or disturb Landlord.

35.2.6  The installation, operation, maintenance, repair and replacement of the Rooftop Equipment shall be performed by Tenant in accordance with all Applicable Law.

35.2.7  Tenant acknowledges and agrees that Landlord has not made any representation, warranty or other statement to Tenant (and none is implied) regarding the feasibility of installing or operating the Rooftop Equipment hereunder.

35.2.8  At the expiration of the Term or earlier termination of this Lease, Landlord may require Tenant to remove the Rooftop Equipment, repair any damage caused by such removal and restore the Building to the condition existing prior to the installation of such Rooftop Equipment, provided Landlord advised Tenant that such Rooftop Equipment must be removed at the time of approving the plans as contemplated in Section 35.2.1.

35.3            Landlord agrees to permit Tenant reasonable, nonexclusive access to portions of the Building as necessary so as to facilitate the installation, operation, maintenance, repair, and removal of the Rooftop Equipment in accordance with this Article 35 and Article 36 below. Tenant shall notify Landlord in advance when Tenant requires access to the roof of the Building and shall not attempt to gain such access to the roof of the Building without being accompanied by an employee, agent or contractor of Landlord.

ARTICLE 36
COMMUNICATIONS AND ACCESS

Tenant shall be permitted exclusive access of the space in the Building risers and telecommunications closets.

ARTICLE 37
security

Tenant will be allowed to have its own security personnel (in addition to the security provided by Landlord pursuant to this Lease) and Tenant’s security personnel shall, to the extent permitted by Applicable Laws, be allowed to carry concealed guns and other concealed weapons while on the Premises and when escorting Tenant’s personnel and guests. Notwithstanding anything to the contrary contained herein, Landlord shall have no obligation to provide security for the Premises, the Building and/or the Land. Landlord shall not be liable to Tenant, and Tenant hereby waives any claim against Landlord for: (i) any unauthorized or criminal entry of third parties into the Premises, the Building or the Land; (ii) any damage to persons or property caused by such entry; or (iii) any loss of property in and about the Premises, the Building or the Land from any unauthorized or criminal acts of third parties, regardless of any action, inaction, failure, breakdown or insufficiency of such access control measures; provided, however, Landlord shall not be released from, and shall indemnify, defend, protect and hold harmless Tenant from, all losses, damages, liabilities, claims, attorneys’ fees, costs and expenses in connection with (i) through (iii) above arising from the negligence or willful misconduct of Landlord or its agents, employees, contractors, licensees or invitees, Landlord’s violation of any law, order or regulation, or a breach of Landlord’s obligations under the Lease (beyond any notice, cure and/or grace periods provided hereunder).

ARTICLE 38
PURCHASE OPTION

Provided that (i) Tenant has not assigned this Lease or sublet the Premises (except with respect to a Permitted Transfer), and (ii) there is no Default then existing and continuing, Tenant shall have the option to purchase the Premises, as and to the extent specifically provided in this Article 38. If Landlord decides to sell the Premises, Landlord shall submit to Tenant a written offer (the “Landlord Purchase Offer”) identifying the purchase price at which Landlord is willing to offer the Premises for sale. If Tenant elects to accept the Landlord Purchase Offer, then Tenant shall deliver Landlord written notice thereof within ten (10) days after receipt of the Landlord Purchase Offer (the “Tenant Purchase Acceptance”) and Tenant thereafter shall have an exclusive negotiating period of thirty (30) days with Landlord to reach formal agreement on material terms of a sale based on the purchase price set forth in Landlord Purchase Offer, enter into a binding Purchase and Sale Agreement, and for Tenant to perform its due diligence of the Premises (the “PSA Negotiating Period”). Tenant’s failure to timely deliver a Tenant Purchase Acceptance shall be deemed to constitute a rejection of the Landlord Purchase Offer. If Tenant rejects or is deemed to have rejected the Landlord Purchase Offer, or if Tenant timely delivers a Tenant Purchase Acceptance, but, despite the diligent, good faith efforts of the parties, the parties fail to enter into a binding Purchase and Sale Agreement prior to the expiration of the PSA Negotiating Period, Landlord shall be free to market and sell the Premises without any restriction; provided, however, that if the purchase price that Landlord offers or is prepared to accept for a sale of the Premises to an unaffiliated third party is at least five percent (5%) less than purchase price set forth in the Landlord Purchase Offer rejected by Tenant, then Tenant shall have ten (10) days to elect to either agree to purchase the Premises on such new purchase price (and the above referenced PSA Negotiating Period and related provisions shall apply thereto for a period of thirty (30) days) or to decline to purchase the Premises on such new purchase price. The failure of Tenant to respond within such ten (10) day period shall be deemed to be Tenant’s election not to purchase the Premises on such purchase price.

In the event that Landlord sells the Premises to an unaffiliated third party purchaser after Tenant rejects or is deemed to have rejected the Landlord Purchase Offer, the purchaser shall not be bound in any manner by the terms of this Article 38 (and the provisions hereof shall not apply to any subsequent sale of the Premises by such purchaser). Tenant’s purchase option set forth in this Article 38 shall not apply with respect to and shall remain in full force and effect irrespective any sale at foreclosure (or a deed in lieu of foreclosure) or any sale following foreclosure (or a deed in lieu of foreclosure) or to any transfer by Landlord to an affiliate of Landlord. In addition, and notwithstanding any other provisions hereof and without limiting any other rights or remedies of Landlord, if Tenant either does not timely deliver a Tenant Purchase Acceptance or defaults beyond any applicable notice and cure periods (at no fault of Landlord) in the purchase of the Premises pursuant to a final form of PSA executed by the parties in accordance with this Article 38 above, Tenant thereafter shall have no further purchase option pursuant to this Article 38. For the avoidance of doubt, except with respect to a Permitted Transfer, Tenant’s purchase option set forth in this Article 38 shall expire upon the assignment of this Lease, sublet of the Premises or on the expiration or sooner termination of the term of this Lease, and this Article 38 shall be null and void and of no further force and effect on such date.

[Signatures appear on the following page.]

IN WITNESS WHEREOF, Landlord and Tenant have executed this Deed of Lease under seal as of the day and year first above written.

LANDLORD:

,

a

By:
Name:
Its:

TENANT:

GSI TECHNOLOGY, INC.,
a Delaware corporation

By:
Name:
Its:

EXHIBIT A

PREMISES

A-1

EXHIBIT B

[RESERVED]

B-1

EXHIBIT C

OPERATING EXPENSES EXCLUSIONS

1.            Real Estate Tax Expenses;

2.            intentionally omitted;

3.            intentionally omitted;

4.            franchise, excise, excess profit, revenue, capital stock, foreign ownership or control taxes, mortgage recording taxes, transfer and transfer gains, inheritance, estate, gift or income taxes imposed upon Landlord;

5.            all valuation costs, mortgage brokerage fees, mortgage amortization, interest and debt service (including interest, principal and amortization) and all financing and refinancing costs (including, without limitation, legal, accounting, brokerage and other professional fees related to such financings or refinancings) with respect to Mortgages;

6.            wages, salaries and benefits paid to any persons above the level of the senior property manager or any fee, profit or compensation retained by Landlord or its affiliates for management and administration of the Property in excess of two percent (2%) of all gross receipts from the Property;

7.            legal, arbitration, brokerage, accounting, and other professional fees incurred in connection with (A) any negotiations and/or disputes with tenants, prospective tenants or other occupants of the Building or in interpreting or enforcing any leases or in the prosecution of any eviction proceedings, (B) mortgagees or prospective mortgagees of the Building or the Land or any part of either, or (C) any modification, amendment, extension, surrender or cancellation of any leases, contracts of sale or mortgages related to the Building;

8.            costs that are reimbursed out of insurance (or that would have been reimbursed if Landlord had carried the insurance required hereunder), warranty or condemnation proceeds or which are reimbursable by Tenant or other tenants other than pursuant to Section 1.19 of the Lease;

9.            costs, including, but not limited to, interest charges or late fees in the nature of penalties or fines (except to the extent attributable to Tenant’s acts or omissions);

10.          any costs or expenses (including fines, interest, penalties and legal fees) arising out of Landlord’s failure to timely pay Operating Expenses or Real Estate Taxes (except to the extent attributable to Tenant’s acts or omissions);

11.          intentionally omitted;

12.          any expenses incurred in connection with any ground or land lease, including, without limitation, any land rent or ground rent, if any, except to the extent the same constitute Real Estate Taxes, insurance premiums or the like;

13.          all leasing or brokerage commissions, legal fees, or the fees of any appraiser or consultant in connection with the preparation and/or negotiation of any space lease or any extension, modification, amendment, surrender, or cancellation of any space lease, any consents to assignments or subleases, or alterations for any tenant occupancy (including consents thereto) in the Building;

14.          the cost of tenant installations or decorations incurred in connection with preparing space for a new tenant including any tenant improvement contributions made by Landlord and all costs of any base building work for any tenant or for any subsequent build-out by such tenant (including Tenant) including permit, license and inspection fees with respect thereto;

15.          intentionally omitted;

16.          depreciation, amortization, and/or any non-cash expenses, except as provided in the Lease;

17.          any fee, expenditure or cost for services, supplies or repairs paid (i) to any person which shall Control, be under the Control of, or be under common Control with Landlord, or in which Landlord directly or indirectly owns not less than a fifty percent (50%) interest or (ii) to any shareholder owning at least fifty percent (50%) of the common stock, any general partner, any officer above the rank of vice president, or member of any Board of Directors of Landlord or of any Person described in this clause 22 or (iii) to any person who is a relative by blood (to the first degree of consanguinity, lineal or lateral) or marriage of any such persons, in each case in excess of the amount which would be paid in the absence of such relationship; provided, however, that, notwithstanding the foregoing, management fees paid to an affiliate of Landlord which are not in excess of 2% of all gross receipts from the Property shall be included in, and not excluded from, Operating Expenses;

18.          (i) all costs and expenses incurred with respect to a sale, refinancing, transfer, or other disposition of all or any portion of the Building and/or the land or any interest therein (including, without limitation, transfer, sales, and/or gains taxes) and/or the lessee’s interest in any ground lease or any ownership interest in Landlord, or (ii) the negotiation or renegotiation of any ground lease affecting the Building, including, but not limited to, legal, accounting, and any other professional fees, any transfer and gains taxes and recording charges incurred in connection therewith or in connection with the purchase, transfer, or sale of any air, development, easement, or other real property interests;

19.          to the extent any costs includable in Operating Expenses are incurred with respect to both the Building and other properties (including, without limitation, salaries, fringe benefits and other incentive compensation of Landlord’s personnel who provide services to both the Building and other properties and all insurance premiums), there shall be excluded from Operating Expenses a fair and reasonable percentage thereof which is properly allocable to such other properties;

20.          any compensation paid to clerks, attendants or other person in commercial concessions owned or operated by Landlord or its affiliates in the Building which are for services not supplied to Tenant in the Building as part of Operating Expenses;

21.          the cost of maintaining, organizing or reorganizing the entity that is Landlord;

22.          lease payments for equipment rented on a long term basis in lieu of purchase, to the extent the costs of such equipment would constitute a capital expenditure not includable in Operating Expenses if such equipment were purchased;

23.          the cost of acquisition, restoring, removing, or replacing any sculptures, paintings or other objects of fine art in the Building (but the cost of maintaining, cleaning, and insuring (provided such insurance is included as part of Landlord’s and its affiliates’ blanket property insurance coverage or is not materially greater than it had been when covered under such blanket policy) such art shall be included within Operating Expenses);

24.          costs incurred in constructing additional stories on the Building or adding structures to the Building or the Property;

25.          the cost of any judgment, settlement or arbitration award and any reasonable attorney’s fees and disbursements and other costs incurred in connection therewith resulting from any liability of Landlord for negligence or of Landlord’s or Landlord’s agents’, servants’ or contractors’ negligent or otherwise tortious acts or omissions;

26.          all penalties incurred as the result of a violation of a legal requirement for which Landlord is obligated to comply (except to the extent attributable to Tenant’s acts or omissions);

27.          any costs that duplicate costs for which Landlord is reimbursed by Tenant under other provisions of this Lease;

28.          any costs that duplicate costs for which Landlord is directly reimbursed by any other party (as opposed to reimbursement of Operating Expenses);

29.          all charitable contributions and political contributions and all dues to professional and lobbying associations;

30.          all bad debt losses and reserves of any kind, except to the extent that reserves are used from time to time in a particular calendar year to pay for expenses that would otherwise be includable in Operating Expenses pursuant to Section 1.19 of the Lease;

31.          any off-site general and administrative expenses, including auditing fees (except for auditing fees in connection with the preparation of statements for Tenant, payroll and any other off-site general or administrative expenses which are customarily included in Operating Expenses in comparable Buildings);

32.          all entertaining, dining and travel expenses; and

the cost of complying with recycling requirements to the extent of any revenues or other economic benefits arising from the sale of recycled refuse (i.e., if the cost of recycling is $1,000 and Landlord realized $500 from the sale of recycled refuse, only $500 will be included in Operating Expenses).

EXHIBIT D

FORM OF LEASE MEMORANDUM

RECORDING REQUESTED BY AND WHEN RECORDED RETURN TO: ___________________________________ ___________________________________ ___________________________________ Attention: ___________________________

SPACE ABOVE THIS LINE FOR RECORDER’S USE

MEMORANDUM OF LEASE

THIS MEMORANDUM OF LEASE (this “Memorandum”), dated as of the _________________, 2024, is made by and between                                                   ,a                                                       (“Landlord”), with an address                                                             , and                                                         , a                                   (“Tenant”), with an address                                         .

R E C I T A L S

A.       Landlord and Tenant have entered into that certain Lease Agreement dated                  (the “Lease”), pursuant to which Tenant has leased that certain building located at 1213 Elko Drive, Sunnyvale, California, as described on Exhibit A attached hereto and made a part hereof (the “Leased Premises”), upon the terms and conditions set forth in the Lease.

B.            Landlord is the fee owner of the Leased Premises.

C.             Landlord and Tenant desire to set forth certain terms and provisions contained in the Lease in this Memorandum for recording purposes.

NOW, THEREFORE, in consideration of the rents reserved and the covenants and conditions set forth in the Lease, Landlord and Tenant do hereby covenant, promise and agree as follows:

1.            Definitions. Capitalized terms used herein which are not otherwise defined herein shall have the respective meanings ascribed to them in the Lease.

2.            Grant of Lease. Pursuant to the Lease and this Memorandum, Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the Leased Premises upon the terms and conditions set forth in the Lease.

3.            Commencement Date. The Term of the Lease commenced on _______________(the “Commencement Date”).

4.            Expiration Date. The Term of the Lease shall expire (unless sooner terminated or unless extended or renewed as provided in the Lease) on the last day of the 120th full calendar month after the Commencement Date, subject to Tenant’s extension options.

5.            Extension Options. Tenant, at its option, may extend the Term of the Lease for two (2) consecutive periods of five (5) years each, subject to the terms and conditions of the Lease.

6.            Purchase Option. Subject to the terms and conditions of the Lease, Tenant has an option to purchase the Leased Premises, along with the real property and all improvements thereon, as more particularly set forth in the Lease.

7.            Incorporation of Lease. This Memorandum is for informational purposes only and nothing contained herein shall be deemed to in any way modify or otherwise affect any of the terms and conditions of the Lease, the terms of which are incorporated herein by reference. This instrument is merely a memorandum of the Lease and is subject to all of the terms, provisions and conditions of the Lease. In the event of any inconsistency between the terms of the Lease and this instrument, the terms of the Lease shall prevail.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Memorandum as of the date first written above.

LANDLORD:	TENANT:

By:	By:
Name:	Name:
Its:	Its:

Exhibit A

Legal Description

THE LAND REFERRED TO HEREIN BELOW IS SITUATED IN THE QTY OF SUNNYVALE, COUNTY OF SANTA CLARA, STATE OF CAUFORNIA AND IS DESCRIBED AS FOLLOWS:

All of Parcel B, as shown on that certain Map entitled, "Parcel Map being a Subdivision of Parcel 2 as shown on that Parcel Map recorded in Book 321 of Maps at Page 22, Santa Oara County Records and also being a portion of Rancho Pastoria De Las Borregas and Section 17, Township 6 South, Range 1 West, M.D.B. & M., which Map was filed for record in the Office of the Recorder of the County of Santa Clara, State of california on June 6, 1973 in Book 324 of Maps, Page 24.

APN: 104-32-029

D-4